                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or 14a-12

                                  ALAMCO, INC.
                (Name of Registrant as Specified in Its Charter)

                                      N/A
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[ ] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   (4) Proposed maximum aggregate value of transaction:

   (5) Total fee paid:

[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1. Amount previously paid:

   2. Form, Schedule or Registration Statement No.:

   3. Filing Party:

   4. Date Filed:

                                  ALAMCO, INC.
                              200 WEST MAIN STREET
                        CLARKSBURG, WEST VIRGINIA 26301

                                 July 16, 1997

Dear Alamco Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of Alamco, Inc. ("Alamco") to consider the acquisition of Alamco by Columbia Natural Resources, Inc. ("CNR"). The Special Meeting will be held at The Westin William Penn, 530 William Penn Place, Pittsburgh, Pennsylvania, on Thursday, August 7, 1997, at 10:00 a.m., local time.

     As is explained in the attached Notice of Special Meeting of Stockholders, the purpose of the Special Meeting is to consider and vote upon the approval and adoption of the Agreement and Plan of Merger, dated as of May 27, 1997, among Alamco, CNR and Appalachian Acquisition Company, a subsidiary of CNR. If this agreement is approved and adopted and the merger is consummated, each share of Alamco common stock that you own will be converted into the right to receive $15.75 per share in cash. Each outstanding warrant and option to purchase Alamco common stock also will be converted into the right to receive $15.75 per share in cash, net of the applicable exercise price.

     The Board of Directors of Alamco carefully reviewed the terms of the agreement and the proposed merger. Due to the significance of the proposed merger to all stockholders of Alamco, the Board of Directors retained Principal Financial Securities, Inc. to render its opinion as to the fairness from a financial point of view of the consideration to be received by stockholders of Alamco in the proposed merger. After considering a variety of factors, including the favorable fairness opinion of Principal Financial Securities, Inc., the Board of Directors of Alamco unanimously approved the proposed merger, and recommends a vote FOR approval and adoption of the Agreement and Plan of Merger. Alamco subsequently received a favorable update to the Principal Financial Securities, Inc. opinion as of July 16, 1997.

     You are urged to carefully review the attached Proxy Statement, which describes the proposed merger more fully.

     It is important that your shares be represented at the Special Meeting whether or not you are personally able to attend the meeting. For the Agreement and Plan of Merger to be approved, the affirmative vote of a majority of the outstanding shares of stock entitled to vote on such agreement is required. In order to ensure that your shares are represented, please complete and sign the enclosed proxy card and return it promptly in the enclosed envelope. If you attend the Special Meeting, you may revoke your proxy at the Special Meeting by voting in person.

                                        Sincerely,

                                        /s/ John L. Schwager

                                        John L. Schwager
                                        President and Chief Executive Officer

                                  ALAMCO, INC.
                              200 WEST MAIN STREET
                        CLARKSBURG, WEST VIRGINIA 26301
                                 (304) 623-6671

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 7, 1997

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Alamco, Inc., a Delaware corporation ("Alamco"), will be held at The Westin William Penn, 530 William Penn Place, Pittsburgh, Pennsylvania, on Thursday, August 7, 1997, at 10:00 a.m., local time, for the following purposes:

          1. To consider and vote upon the approval and adoption of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 27, 1997, among Alamco, Columbia Natural Resources, Inc., a Texas corporation ("CNR"), and Appalachian Acquisition Company, a Delaware corporation and wholly owned subsidiary of CNR ("AAC"), pursuant to which, upon the satisfaction or waiver of certain conditions set forth therein, (i) AAC will be merged (the "Merger") with and into Alamco, with Alamco surviving as a wholly owned subsidiary of CNR, and (ii) each outstanding share of common stock, par value $.10 per share, of Alamco ("Alamco Common Stock") on a fully diluted basis (other than shares held by stockholders of Alamco seeking appraisal rights) will be converted into the right to receive $15.75 per share in cash; and

          2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of record of Alamco Common Stock at the close of business on June 25, 1997 are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

     No proxy granted that directs the shares represented thereby to be voted against the first proposal above will be voted in favor of any adjournment of the Special Meeting for purposes other than the absence of a quorum.

     Any stockholder entitled to vote at the Special Meeting will have the right to dissent from the Merger and obtain an appraisal of the fair value of his shares upon compliance with the applicable provisions of Delaware law.

     Copies of the Merger Agreement and Section 262 of the Delaware General Corporation Law relating to appraisal rights of stockholders are attached at Annex A and Annex C, respectively, to the accompanying Proxy Statement.

                                        By Order of the Board of Directors,

                                        G. Jane Merandi

July 16, 1997

     YOUR VOTE IS IMPORTANT. IN ORDER TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED ON THE PROXY CARD, AND IF NO INSTRUCTIONS ARE GIVEN, YOUR PROXY WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                                  ALAMCO, INC.

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON AUGUST 7, 1997

     This Proxy Statement is being furnished to stockholders of Alamco, Inc., a Delaware corporation ("Alamco"), in connection with the solicitation of proxies by the Board of Directors of Alamco for use at the Special Meeting of Stockholders of Alamco to be held on August 7, 1997 (the "Special Meeting") and at any adjournment or postponement thereof.

     At the Special Meeting, stockholders of Alamco eligible to vote will be asked to consider and to vote on the approval and adoption of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 27, 1997, among Alamco, Columbia Natural Resources, Inc., a Texas corporation ("CNR"), and Appalachian Acquisition Company, a Delaware corporation and wholly owned subsidiary of CNR ("AAC"), pursuant to which, among other things and upon the satisfaction or waiver of certain conditions set forth therein, (i) AAC will be merged (the "Merger") with and into Alamco, with Alamco surviving as a wholly owned subsidiary of CNR, and (ii) each issued and outstanding share of common stock, par value $.10 per share, of Alamco ("Alamco Common Stock") on a fully diluted basis (other than shares held by stockholders of Alamco seeking appraisal rights) will be converted into the right to receive $15.75 per share in cash. A copy of the Merger Agreement is attached as Annex A to this Proxy Statement.

     Alamco is an Appalachian-based independent gas and oil producer actively engaged in the acquisition, exploitation, exploration, development and production of domestic gas and oil. Alamco's activities are conducted in West Virginia, Tennessee and Kentucky, with an emphasis on producing natural gas for ultimate sale to customers in the Northeast gas markets. Wright and Company, Inc., independent petroleum engineers, estimate that the Company's proved reserves totalled 147.8 equivalent billion cubic feet as of December 31, 1996, using a conversion of six thousand cubic feet of gas to one barrel of oil. As of December 31, 1996, Alamco had an average ownership interest of 86.3% in 1,203 gross wells and operated 94.7% of the wells in which it had an ownership interest.

     Alamco was organized in 1981 as the successor of a privately held entity, Allegheny Land And Mineral Company, which had been engaged in the gas and oil business since 1956, and to certain interests in various gas and oil programs sponsored and/or operated by Alamco's predecessor. Alamco's principal executive offices are located at 200 West Main Street, Clarksburg, West Virginia 26301, and its telephone number is (304) 623-6671.

     This Proxy Statement and the enclosed proxy card are first being mailed to stockholders of Alamco on or about July 16, 1997.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Summary..............................................................................     3
  The Special Meeting; Record Date; Vote Required....................................     3
  The Merger.........................................................................     3
The Special Meeting..................................................................     9
  Proxies............................................................................     9
The Merger...........................................................................    10
  Background of the Merger...........................................................    10
  Reasons for the Merger; Recommendation of the Board of Directors...................    13
  Opinion of Financial Advisor.......................................................    13
  Interests of Certain Persons in the Merger.........................................    17
  Appraisal Rights...................................................................    20
  Certain Federal Income Tax Consequences............................................    22
  Accounting Treatment...............................................................    22
The Merger Agreement.................................................................    22
  The Merger.........................................................................    22
  Consideration......................................................................    23
  Exchange Procedures................................................................    23
  Stock Options; Warrant.............................................................    23
  Indemnification....................................................................    24
  Employee Benefit Matters...........................................................    24
  Representations and Warranties.....................................................    24
  Certain Covenants..................................................................    24
  Conditions.........................................................................    25
  Termination........................................................................    25
  Expenses...........................................................................    26
  Amendment and Waiver...............................................................    26
Alamco Selected Consolidated Financial Information...................................    27
Market Prices and Dividends..........................................................    28
Security Ownership of Certain Beneficial Owners and Management.......................    29
  Security Ownership of Certain Beneficial Owners....................................    29
  Security Ownership of Management...................................................    30
Certain Information Regarding CNR....................................................    30
Independent Certified Public Accountants.............................................    31
Stockholder Proposals................................................................    31
Available Information................................................................    31
Incorporation of Certain Documents by Reference......................................    31

Annexes:

A--Agreement and Plan of Merger

B--Opinion of Financial Advisor

C--Delaware General Corporation Law Provisions Regarding Appraisal Rights

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement, the accompanying Annexes and the documents incorporated herein by reference.

THE SPECIAL MEETING; RECORD DATE; VOTE REQUIRED

     The Special Meeting will be held at The Westin William Penn, 530 William Penn Place, Pittsburgh, Pennsylvania, on August 7, 1997 at 10:00 a.m., local time. At the Special Meeting, stockholders of Alamco will be asked to consider and vote upon the approval and adoption of the Merger Agreement. Only holders of record of Alamco Common Stock at the close of business on June 25, 1997 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 4,779,031 shares of Alamco Common Stock outstanding held by 1,220 holders of record. Each holder of record of shares of Alamco Common Stock on the Record Date is entitled to cast one vote per share on the proposal to approve and adopt the Merger Agreement and on any other matters which may properly come before the Special Meeting. The affirmative vote of a majority of the outstanding shares of stock entitled to vote thereon is required to approve and adopt the Merger Agreement. Abstentions and broker non-votes will constitute a vote against the proposal to approve and adopt the Merger Agreement for purposes of the Special Meeting.

     As of the Record Date, the directors and executive officers of Alamco were the beneficial owners of an aggregate of 392,906 shares, or approximately 8.2% of the outstanding shares, of Alamco Common Stock. The directors and executive officers of Alamco have indicated that they intend to vote such shares in favor of the approval and adoption of the Merger Agreement.

THE MERGER

     Effects of the Merger

     Upon consummation of the Merger pursuant to the Merger Agreement, (i) AAC will be merged with and into Alamco, with Alamco surviving as a wholly owned subsidiary of CNR, and (ii) each issued and outstanding share of Alamco Common Stock (other than shares of Alamco Common Stock held by stockholders of Alamco seeking appraisal rights in accordance with the Delaware General Corporation
Law) and each outstanding warrant and option to purchase Alamco Common Stock, net of the applicable exercise price, will be converted into the right to receive $15.75 per share in cash. Receipt of cash in respect of shares of Alamco Common Stock as a result of the Merger will be a taxable transaction for federal income tax purposes, and may also be a taxable transaction for state, local and other tax purposes. See "The Merger-- Certain Federal Income Tax Consequences." Upon consummation of the Merger, the former stockholders of Alamco will cease to have any equity interest in Alamco. See "The Merger Agreement--Exchange Procedures."

     Reasons for the Merger

     The Board of Directors of Alamco believes that the terms of the Merger are fair to and in the best interests of Alamco and its stockholders. Based largely on the business prospects of Alamco, the outlook for price appreciation of Alamco Common Stock while remaining an independent entity and the favorable market conditions for business combinations of independent oil and gas producers, the Board of Directors of Alamco concluded that a business combination transaction involving Alamco in the current time frame was in the best interests of Alamco and its stockholders. See "The Merger--Background of the Merger."

     The reasons for approval of the Merger Agreement by the Board of Directors included the following: (i) the financial benefits to the stockholders of Alamco from the Merger; (ii) the opinion from Principal Financial Securities, Inc. ("PFS") that the consideration to be received by the holders of Alamco Common Stock in the Merger is fair to stockholders of Alamco from a financial point of view; (iii) Alamco's prospects for future growth as an independent entity in the Appalachian Basin; and (iv) the continued trend toward further consolidation in the oil and gas industry, which might place Alamco at a competitive disadvantage if it remained independent. See "The Merger--Background of the Merger" for a discussion of the background of the Merger and the factors considered by the Board of Directors in determining to recommend the Merger.

     Recommendation of the Board of Directors

     The Board of Directors of Alamco unanimously approved the Merger, the Merger Agreement and the transactions contemplated thereby, and recommends a vote FOR approval and adoption of the Merger Agreement. Alamco stockholders should be aware that certain members of Alamco's management and Board of Directors have certain interests in the Merger that are in addition to, and may be deemed to be in conflict with, the interests of Alamco stockholders generally. See "The Merger--Reasons for the Merger; Recommendation of the Board of Directors" and "The Merger--Interests of Certain Persons in the Merger."

     Effective Date of the Merger

     It is anticipated that the Merger will become effective as soon as practicable after the requisite stockholder approval has been obtained and all other conditions precedent to the Merger have been satisfied or waived. The Merger Agreement provides that the Merger will be consummated (i) the earlier of October 15, 1997 and the first business day after satisfaction or waiver of the last of the conditions precedent to the Merger or (ii) such other date as specified by Alamco and CNR after satisfaction or waiver of all of the conditions precedent to the Merger (the "Effective Date"). See "The Merger Agreement--Conditions."

     Opinion of Financial Advisor

     PFS, Alamco's financial advisor, delivered its oral opinion to the Board of Directors of Alamco on May 20, 1997 and subsequently confirmed such opinion in writing on May 27, 1997, that the cash consideration to be received by the current holders of Alamco Common Stock in the Merger was fair, from a financial point of view, to such holders. PFS delivered a written update of such opinion, dated as of July 16, 1997, that the cash consideration to be received by Alamco stockholders in the Merger is fair, from a financial point of view, to stockholders. A copy of the July 16, 1997 opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached to this Proxy Statement as Annex B. See "The Merger--Opinion of Financial Advisor."

     PFS entered into an engagement letter with Alamco dated as of November 18, 1996, pursuant to which PFS was retained to assist Alamco in exploring strategic alternatives for increasing stockholder value, including the possibility of a sale or merger of part or all of Alamco. For such services, Alamco agreed to pay PFS certain advisory fees. PFS also was retained pursuant to an engagement letter dated as of May 12, 1997 to render a fairness opinion in connection with the Merger, for which Alamco agreed to pay certain fees. In addition, PFS holds a warrant to purchase 50,000 shares of Alamco Common Stock at a purchase price of $6.60 per share, which will be converted in the Merger into the right to receive $15.75 per share, less the purchase price per share, or $457,500 in the aggregate. The warrant was issued on July 29, 1993 as additional compensation for PFS's services as the lead underwriter with respect to Alamco's public offering of its Common Stock. See "The Merger--Opinion of Financial Advisor" and "The Merger--Interests of Certain Persons in the Merger--Warrant."

     Interests of Certain Persons in the Merger

     In considering the recommendation of Alamco's Board of Directors that stockholders vote FOR approval and adoption of the Merger Agreement, Alamco stockholders should be aware that certain members of Alamco's management and Board of Directors have certain interests in the Merger that are in addition to, and may be deemed to be in conflict with, the interests of the stockholders of Alamco generally. These interests include the treatment of stock options issued pursuant to Alamco's stock option plans, severance and other benefits under certain employment agreements between Alamco and certain executive officers, indemnification of officers and directors and certain other matters.

     The maximum amount of all benefits estimated to be payable to members of management and the Board of Directors of Alamco in connection with the Merger in respect of options to purchase shares of Alamco Common Stock held by such persons, severance benefits payable under employment agreements between certain executive officers and Alamco (assuming that the Merger is consummated in August 1997, that the employment of each such executive officer is terminated under specified circumstances immediately following the Merger and that no options to purchase shares of Alamco Common Stock held by such persons are exercised after the Record Date), all as more fully described below, would be approximately $5,002,400 in the aggregate. Such amount does not include amounts that would be payable by CNR as compensation to any executive officer of Alamco who may be employed by Alamco or CNR following the Merger. See "The Merger--Interests of Certain Persons in the Merger--Employment by Alamco or CNR."

     Stock Options. The Merger Agreement provides that on the Effective Date, Alamco's stock option plans will terminate, and each option to purchase Alamco Common Stock outstanding thereunder as of the Merger will be converted into the right to receive cash in exchange for the aggregate number of shares subject to such option in an amount equal to the aggregate number of shares of Alamco Common Stock subject to such option multiplied by $15.75, less the sum of any applicable withholding taxes and the aggregate exercise price for all of the shares of Alamco Common Stock subject to such option, determined without regard to any vesting schedule that might otherwise apply. Certain options under non-qualified plans and agreements held by executive officers also provide for the reimbursement of income taxes associated with such options. The following table sets forth, as to each director and executive officer of Alamco, (i) the number of shares of Alamco Common Stock subject to options held by such persons as of the Record Date, (ii) the respective weighted average per share exercise price of such options, and (iii) the amount of cash such persons would be entitled to receive in connection with the Merger in respect of such options, assuming no exercise of options subsequent to the Record Date. In addition, where the stock options provide for reimbursement of taxes, the amount of any tax reimbursement payment has been added to the cash column.

                                                                              WEIGHTED
                                                   NUMBER OF SHARES         AVERAGE PER
    NAME OF HOLDER             POSITION           SUBJECT TO OPTIONS    SHARE EXERCISE PRICE    AMOUNT OF CASH
-----------------------------------------------   ------------------    --------------------    --------------
John L. Schwager       President, Chief                  40,000               $  6.750            $  494,676
                       Executive Officer and
                       Director
Richard R. Hoffman     Executive Vice                   135,000                  5.769             1,801,907
                       President, Chief
                       Operating Officer and
                       Director
Bridget D. Furbee      Vice President,                   35,000                  7.500               339,255
                       Administration and Legal
                       Affairs
R. Mark Hackett        Vice President of                 24,474                  6.994               277,635
                       Engineering
Mario L. Perri         Vice President of Land            23,500                  8.931               203,365
Carl F. Starr          Vice President of                 24,000                  8.074               236,293
                       Production
Stephen L. Barr        Director                          18,200                 11.100                84,625
Thomas M. Levine       Director                          17,000                 11.625                70,125
Robert S. Maust        Director                          19,000                 10.751                94,975
James H. Weber         Director                          17,000                 11.625                70,125
                                                                                                  ----------
  Total                                                                                           $3,672,981
                                                                                                  ==========

     Benefits Under Employment Agreements. Alamco is a party to employment agreements with the following executive officers: John L. Schwager, President and Chief Executive Officer, Richard R. Hoffman, Executive Vice President and Chief Operating Officer and Bridget D. Furbee, Vice President, Administration and Legal Affairs. The employment agreements generally provide, among other things, that in the event of termination of the executive under specified circumstances after a "change in control" of Alamco, the executive will be entitled to, among other things, a lump sum severance payment and, in the case of Mr. Schwager, either three years of continued benefit plan participation or a cash payment equal to two times the projected cost of such benefits. Assuming that the Merger is consummated in August 1997 and that the employment of each of Messrs. Schwager and Hoffman and Ms. Furbee is terminated under specified circumstances immediately following the Merger, it is presently estimated that the severance and related benefits that would be payable to such persons under the employment agreements, exclusive of any other accrued obligations (including, but not limited to vacation), would be as follows:

                                                             ESTIMATED SEVERANCE
                                                                  BENEFITS
                      EXECUTIVE OFFICER                  UNDER EMPLOYMENT AGREEMENTS
                      -----------------                  ---------------------------
        John L. Schwager..............................           $   711,758
        Richard R. Hoffman............................               211,502
        Bridget D. Furbee.............................                81,000
                                                               -------------
          Total.......................................           $ 1,004,260

     Mr. Schwager also will be entitled to incentive compensation under the terms of his employment agreement in the amount of approximately $120,000. The bonus is payable in increments of $30,000 for each $1.00 increase in the price per share of Alamco Common Stock above $11.00 per share. The actual bonus paid will depend upon the average trading prices over ten-day periods.

     Benefits Under the Severance Plan and Retention Plan. The Alamco, Inc. Special Severance Plan, as amended (the "Severance Plan"), provides for payments to be made to any full-time employee of Alamco who does not have a written employment contract with Alamco in the event of the employee's termination of employment within three years after a change in control occurs, unless it is a termination for cause, as defined in the Severance Plan. While the Severance Plan does not provide any benefits for Messrs. Schwager, Hoffman or Ms. Furbee, other officers of Alamco are eligible employees under the Plan, and will, upon a qualifying termination, each receive a severance benefit, payable within 30 days of the date of termination, equal to his or her monthly base salary times the number of full and fractional years of service to Alamco. In addition, the Manager of Exploration and Development of Alamco entered into an employment agreement in 1996 providing for a payment upon a change of control which exceeds the amount to which he would otherwise be entitled under the Severance Plan.

     The Key Employee Retention Plan (the "Key Employee Plan") was adopted by the Board of Directors as an incentive to certain key employees to remain with Alamco until a change in control is brought to a successful conclusion. Twelve persons are eligible for bonus payments as set forth in the Plan if they remain actively employed by Alamco until the change in control date. Of the twelve, four are executive officers of Alamco.

     The amount (estimated as of August 1, 1997) to which each executive officer of Alamco is entitled under the two plans is set forth in the table below:

                       OFFICER                      SEVERANCE PLAN    KEY EMPLOYEE PLAN     TOTAL
    ---------------------------------------------   --------------    -----------------    --------
    Bridget D. Furbee............................            --            $20,250         $ 20,250
    R. Mark Hackett..............................      $ 56,349             30,200         $ 86,549
    Mario L. Perri...............................        95,966             13,160          109,126
    Carl F. Starr................................        94,984             14,250          109,234
                                                       --------            -------         --------
      Total for Officers.........................      $247,299            $77,860         $325,159
      Total for Non-Officers*....................      $ 25,000                 --         $ 25,000
                                                       --------            -------         --------
         Total...................................      $272,299            $77,860         $350,159
                                                       ========            =======         ========

---------
     *Represents amount payable to Manager of Exploration and Development only.

     Employment by Alamco or CNR. As a result of the Merger, Alamco will continue as the surviving corporation, and employees of Alamco, to the extent retained by CNR, will remain employees of Alamco. CNR has advised Alamco that it is working to identify operational efficiencies that may be obtained through the consolidation of certain operations and activities of Alamco with those of CNR and that it anticipates that some positions at Alamco may be eliminated following the Effective Date, although it intends to retain Alamco's field operations personnel. CNR has also advised Alamco that it is seeking to identify positions within its organization that may be offered to persons whose positions at Alamco may be eliminated. The Merger Agreement provides that CNR will maintain Alamco's existing benefits plans until at least December 31, 1997, and if any Alamco employee becomes eligible to participate in any of CNR's benefit plans, all pre-existing condition limitations and medical certifications will be waived. In addition, CNR will cause Alamco, as the surviving corporation in the Merger, to provide such continuation of coverage as required under applicable law. CNR has informed Alamco that it may or may not offer employment to certain executive officers of Alamco. John L. Schwager has not sought and will not be offered employment by CNR.

     Warrant. PFS entered into a Warrant Purchase Agreement dated July 29, 1993 with Alamco in connection with the underwriting arrangement Alamco entered into with PFS at that time, pursuant to which PFS was granted a warrant to purchase up to 50,000 shares of Alamco Common Stock (the "Warrant") at a purchase price of $6.60 per share. In connection with the Merger, the Warrant will be converted into the right to receive $457,500.

     Indemnification. The Merger Agreement provides that after the Effective Date, Alamco, as the surviving corporation, will indemnify and hold harmless each person who served as a director or officer of Alamco or any of its subsidiaries on or before the Effective Date, to the fullest extent permitted for officers and directors under the Certificate of Incorporation and Bylaws of The Columbia Gas System, Inc. The surviving corporation will obtain and maintain for five years after the Merger, directors and officers insurance coverage with a liability limit of $15 million for the benefit of the Alamco officers and directors. All Alamco officers and directors are parties to indemnification agreements providing for full and complete indemnification, including the advancement of expenses in connection with any litigation arising from their service as officers and directors of Alamco. As a condition to the Merger, the current directors will be required to amend their indemnification agreements to limit the aggregate amount of indemnification thereunder to $15 million and to require the surviving corporation to maintain directors and officers insurance coverage with a liability limit of $15 million, with the aggregate amount of such indemnification and insurance coverage limited to $15 million.

     See "The Merger--Interests of Certain Persons in the Merger"; "The Merger Agreement--Certain Covenants"; "The Merger Agreement--Indemnification"; and "Security Ownership of Certain Beneficial Owners and Management."

     Conditions to the Merger; Termination

     The Merger Agreement provides that the obligations of Alamco, CNR and AAC to consummate the Merger are subject to the satisfaction of certain conditions, including, among others: performance by each party of its agreements and covenants required to be performed by it under the Merger Agreement; the representations and warranties of each party in the Merger Agreement being true and correct in all material respects; the absence of any statute, rule, regulation or court order enjoining or prohibiting the consummation of the Merger and no proceeding seeking such an order has been threatened or instituted; approval by the stockholders of Alamco; receipt of any necessary consents; the redemption of all rights under Alamco's Preferred Stock Purchase Rights Plan adopted on November 30, 1994 (the "Rights Plan"); receipt of a fairness opinion from the financial advisor to Alamco dated the date of this Proxy Statement; and receipt of certain opinions of counsel. See "The Merger Agreement -- Conditions."

     The Merger Agreement may be terminated by either Alamco or CNR at any time after October 15, 1997, or prior to such time upon the occurrence of certain events. See "The Merger Agreement-- Termination."

     Appraisal Rights

     Any holder of record of shares of Alamco Common Stock who makes a written demand prior to the taking of the vote regarding the Merger at the Special Meeting, and who follows the procedures prescribed by Section 262 of the Delaware General Corporation Law (the "DGCL"), has the right under Section 262 to an appraisal of the "fair value" of such shares by the Delaware Court of Chancery, and to the payment of such fair value by Alamco, as the surviving corporation in the Merger, in lieu of receiving the consideration provided under the Merger Agreement.

     A summary of the procedures relating to the exercise of appraisal rights as provided in Section 262 of the DGCL is included herein under "The Merger--Appraisal Rights." SUCH SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF SECTION 262 OF THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THOSE PROVISIONS, A COPY OF WHICH IS ATTACHED HERETO AS ANNEX C. THESE PROVISIONS MUST BE STRICTLY COMPLIED WITH OR A STOCKHOLDER'S APPRAISAL RIGHTS MAY BE LOST.

     Certain Federal Income Tax Consequences

     The receipt of cash by a stockholder of Alamco pursuant to the Merger Agreement will be a taxable transaction to such stockholder for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign laws. Each stockholder is urged to consult his or her own tax advisor as to the particular tax consequences to such stockholder. See "The Merger--Certain Federal Income Tax Consequences."

     Accounting Treatment

     The Merger will be accounted for as a purchase for accounting purposes. See "The Merger--Accounting Treatment."

     Market Prices

     On January 15, 1997, the last full trading day prior to the public announcement by Alamco that its Board of Directors had retained a financial advisor to assist it in exploring strategic alternatives for increasing stockholder value, including the possibility of a sale or merger of part or all of Alamco, the closing sale price of Alamco Common Stock on the American Stock Exchange (the "AMEX") was $12.625 per share. On May 23, 1997, the last full trading day prior to the execution and delivery of the Merger Agreement and the public announcement thereof, the closing sale price of Alamco Common Stock on the AMEX was $14.625 per share. On July 14, 1997, the closing sale price of Alamco Common Stock on the AMEX was $15.375 per share. See "Market Prices and Dividends."

                              THE SPECIAL MEETING

     At the Special Meeting, stockholders of Alamco will consider and vote upon a proposal to approve and adopt the Merger Agreement and such other business matters as may properly come before the Special Meeting or any adjournment or postponement thereof.

     The Special Meeting will be held at The Westin William Penn, 530 William Penn Place, Pittsburgh, Pennsylvania, on August 7, 1997, at 10:00 a.m., local time. At the Special Meeting, stockholders of Alamco will be asked to consider and vote upon the approval and adoption of the Merger Agreement. Only holders of record of Alamco Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 4,779,031 shares of Alamco Common Stock outstanding held by 1,220 holders of record. Each holder of record of shares of Alamco Common Stock on the Record Date is entitled to cast one vote per share on the proposal to approve and adopt the Merger Agreement and on any other matters which may properly come before the Special Meeting. The affirmative vote of a majority of the outstanding shares of stock entitled to vote thereon is required to approve and adopt the Merger Agreement. Abstentions and broker non-votes will constitute a vote against the proposal to approve and adopt the Merger Agreement for purposes of the Special Meeting.

     As of the Record Date, the directors and executive officers of Alamco were the beneficial owners of an aggregate of 392,906 shares, or approximately 8.2% of the outstanding shares of Alamco Common Stock. The directors and executive officers of Alamco have indicated that they intend to vote such shares in favor of the approval and adoption of the Merger Agreement. See "Security Ownership of Certain Beneficial Owners and Management."

PROXIES

     All shares of Alamco Common Stock that are entitled to vote and are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, all proxies solicited by the Alamco Board of Directors will be voted FOR approval and adoption of the Merger Agreement.

     It is not anticipated that any matter other than the proposal to approve and adopt the Merger Agreement will be brought before the Special Meeting. If any other matter is properly presented at the Special Meeting for consideration, including, among other things, a motion to adjourn the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy card and acting thereunder will have discretion to vote on such matter in accordance with their best judgment; provided, however, that no proxy that directs the shares represented thereby to be voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any adjournment of the Special Meeting for purposes other than the absence of a quorum.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Alamco, before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy card, (ii) duly executing a later dated proxy card relating to the same shares and delivering it to the Secretary of Alamco before the taking of the vote at the Special Meeting or (iii) by attending the Special Meeting and giving the Secretary of Alamco a written notice of revocation bearing a later date then the proxy card, before the taking of the vote at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy. Any written notice of revocation or subsequent proxy from a stockholder should be sent so as to be delivered to Alamco, Inc., 200 West Main Street, Clarksburg, West Virginia 26301, Attention: Secretary, or hand delivered to the Secretary of Alamco before the taking of the vote at the Special Meeting.

     YOUR VOTE IS IMPORTANT. STOCKHOLDERS ARE URGED TO COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED ON THE PROXY CARD. IF

NO INSTRUCTIONS ARE GIVEN, YOUR PROXY WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     All expenses of this solicitation will be paid by Alamco. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Alamco in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Alamco has retained Kissel-Blake, Inc. at an estimated cost of $5,000, plus reimbursement of expenses, to assist in the solicitation of proxies. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Alamco will reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

     STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WHEN RETURNING THEIR PROXY CARDS.

                                   THE MERGER
BACKGROUND OF THE MERGER

     Alamco's senior management and Board of Directors have closely followed general trends within the oil and gas industry, particularly as they affect independent oil and gas producers operating in the Appalachian Basin. The Board of Directors of Alamco has from time to time considered and analyzed Alamco's strategic options, including prospects for Alamco continuing as an independent publicly held entity and possible business combination or acquisition transactions with oil and gas companies of varying sizes and the effects of such transactions on Alamco and its stockholders and employees. In addition, Alamco senior management has in the past received informal inquiries from other oil and gas companies regarding a possible business combination involving Alamco. At the times such inquiries were received, Alamco had determined that it was in the best interests of Alamco and its stockholders that Alamco remain independent, and responded to such inquiries accordingly. None of such inquiries led to negotiations regarding such a transaction.

     On November 18, 1996, Alamco engaged PFS as its financial advisor to provide valuation services and to assess Alamco's strategic alternatives. At meetings of the Board of Directors of Alamco held on December 12 and 13, 1996, the Board discussed at length Alamco's strategic options, including (i) continuing with Alamco's existing business plan; (ii) a merger with another entity with operations outside the Appalachian Basin; (iii) an equity offering, with the use of proceeds to fund an acquisition; (iv) a sale of Alamco; and (v) a management buyout. At the meetings, representatives of PFS reviewed in detail with the Board a number of matters relating to the Board's analysis of the strategic alternatives available to Alamco, including: (i) the general status of the oil and gas industry, including those companies operating in the Appalachian Basin; (ii) various valuation analyses of Alamco; (iii) management's financial forecast for Alamco; (iv) historic and current independent oil and gas company stock price levels; (v) terms of recent oil and gas mergers and acquisitions;
(vi) merger and consolidation trends in the oil and gas industry generally and in the Appalachian Basin specifically; (vii) the outlook for price appreciation of Alamco Common Stock; and (viii) prospects for Alamco continuing as an independent entity, including its prospects of acquiring oil and gas companies or expanding its current business to further increase size and earnings as an independent entity. Following the PFS presentation, the Board considered various factors affecting Alamco, including the continuing consolidation of the oil and gas industry, the consideration that Alamco might be at a competitive disadvantage as an independent oil and gas producer in a more consolidated environment, the difficulty that Alamco had experienced in acquiring oil and gas producing assets on acceptable terms, Alamco's prospects of further increasing its size and earnings without effecting acquisitions of other oil and gas producers in the Appalachian Basin or elsewhere, and the view of PFS that prevailing market conditions for business combinations of oil and gas producers were favorable. The discussion also focused on the effects that a potential business combination transaction would have on Alamco's stockholders and employees and on the timing of a potential transaction. At the close of the meeting, the Board of Directors determined to consider Alamco's strategic options further before taking any action and scheduled a meeting on January 15, 1997 for that purpose.

     At the January 15th meeting, the Board of Directors met with representatives of PFS who reviewed various strategies that might be considered by the Board of Directors to maximize stockholder value. PFS also reviewed current market conditions and the timing of a possible business combination. The Board of Directors discussed at length strategic alternatives previously identified and discussed at the December Board meeting and the advisability of engaging an investment banking firm at this time. The Board took into account the past advisory experience of PFS in oil and gas transactions and the role that PFS has had with Alamco since Alamco's public offering in 1993. After further discussion of these and other factors, the Board concluded that PFS should be retained to assist Alamco in exploring strategic alternatives for increasing stockholder value, including the possibility of a sale or merger of part or all of Alamco. The Board of Directors determined that, while these alternatives should be explored to see if they would yield a superior value for stockholders, it had not made at that time any determination that Alamco would be sold or merged or that such a transaction would be in the best interest of its stockholders. No single factor predominated in the Board's determination that exploration of a business combination in the current time frame was in the best interests of Alamco and its stockholders. PFS was then engaged specifically to advise Alamco with respect to strategic alternatives and to assist it in evaluating whether any business transaction or other alternative would be in the best interests of Alamco and its stockholders.

     Following the January 15, 1997 meeting, PFS and senior management of Alamco developed a transaction timeline, prepared a confidential information memorandum concerning Alamco for distribution to potential acquirors and prepared a data room so that selected potential acquirors could undertake a due diligence investigation before making any offer. Senior management of Alamco and representatives of PFS developed a list of oil and gas companies that they believed might have an interest in an acquisition of Alamco, together with financial, operational and, where applicable, stock market capitalization data with respect to each such company. Senior management of Alamco authorized PFS to contact these companies on a confidential basis to inquire as to the interest of each company in a possible business combination with Alamco if Alamco's Board of Directors were to determine to pursue the negotiation of such a transaction.

     In January, February and March 1997, representatives of PFS made confidential inquiries of the companies determined likely to have an interest in and the ability to effect an acquisition of Alamco, including CNR, and distributed confidential information about Alamco to 17 companies that had expressed interest and executed confidentiality agreements in form satisfactory to Alamco. On March 18, 1997, at a meeting of the Board of Directors of Alamco, representatives of PFS reported on the status of their efforts. PFS reported that as of March 15, 1997, 14 companies had signed confidentiality agreements, copies of a confidential information memorandum had been distributed to such companies, the data room had been organized and three companies had reviewed the materials in the room and April 15, 1997 had been established as the deadline for receipt of proposals from interested parties.

     On April 24, 1997, the Board of Directors met with representatives of PFS and reviewed the status of the acquisition inquiries. PFS provided a list of all the oil and gas companies contacted, an identification of the seven oil and gas companies which had by that date expressed interest in acquiring Alamco or its assets, the principal features of the proposals received, including transaction pricing levels and other terms, and an evaluation of the potential acquirors based on financial, operational and, where applicable, stock market capitalization data. Four of the proposals contemplated a cash merger with Alamco, one a stock-for-stock merger of Alamco with the acquiring company, and two an acquisition of substantially all the assets of Alamco for cash. PFS also reviewed current market conditions and factors affecting the market and summarized comparable oil and gas transactions completed during recent periods. The Board of Directors determined, based upon a discussion of this data and upon the advice of PFS, to authorize Alamco senior management to explore further the terms and conditions of an acquisition of Alamco or its assets proposed by three of the business combination candidates, including CNR, and to determine whether any of the three companies would be interested in a transaction in which Alamco's stockholders would receive more value than initially indicated by such companies. The Board of Directors authorized further discussions with the three business combination candidates that it believed were offering the highest relative value to Alamco stockholders based on the current market value of Alamco Common Stock.

     During the next several days, representatives of PFS continued discussions with CNR and the other companies that had expressed interest in a business combination with Alamco. On April 30, 1997, CNR proposed increasing the cash consideration it would pay to acquire all of the outstanding shares of Common Stock of Alamco on a fully diluted basis to $15.75 per share, conditioned upon Alamco's agreement to deal with CNR exclusively. PFS advised CNR that Alamco would not enter into an exclusivity arrangement at that time, but would continue negotiating with CNR. On May 5, 1997, one of the other companies which had proposed a stock-for-stock merger with Alamco, in discussions with senior management of Alamco and PFS, agreed to increase the stock-for-stock exchange ratio from that initially proposed. However, the implied value of the increased exchange ratio was less than the $15.75 cash merger offer and the ratio was subject to fluctuations in the proposed acquiror's stock price.

     On May 5, 1997, at a meeting of the Board of Directors, senior management of Alamco and representatives of PFS reported on the status of discussions with potential acquirors. PFS reviewed with the Board the proposals from CNR and the other company that had agreed to increase the consideration offered, the status of each potential acquiror's due diligence review, the timing of a possible transaction and other matters. Representatives of PFS evaluated each proposal, provided further information with respect to each potential acquiror as well as certain pro forma financial data giving effect to a business combination or transaction with each such company. Alamco's legal and accounting advisors reported on aspects of the proposals, including legal, tax and accounting considerations. The Board of Directors discussed at length the various issues raised by PFS's presentation and the reports of Alamco's legal and accounting advisors, as well as issues relating to the relative merits of a transaction with each of these companies and the consequences of each proposed transaction on Alamco, its stockholders and employees. Among the matters discussed were the pricing levels proposed, including the effect of a pricing structure in the stock-for-stock exchange ratio which would be subject to adjustment as a result of price fluctuations in the potential acquiror's stock between the execution of an acquisition agreement and the closing of a transaction, the tax effects of each transaction, the scope of representations, warranties and indemnities, conditions to closing, the timing of necessary Board and stockholder approvals, and the status of each potential acquiror's due diligence efforts. The Board of Directors also discussed the proposal of CNR to negotiate a definitive agreement with Alamco at the price level proposed conditioned upon Alamco's agreement to deal exclusively with CNR. The Board rejected any restrictions on Alamco's ability to consider other acquisition proposals but approved in principle a limited due diligence expense reimbursement agreement with CNR having a termination date of May 23, 1997. The Board also considered that CNR had proposed a cash merger transaction and had indicated its willingness to adhere to expedited due diligence and closing schedules. After discussion of the status of PFS's efforts, the Board of Directors requested that representatives of PFS and senior management of Alamco concentrate their activities on negotiating an acceptable definitive agreement with CNR, provided that CNR would agree to a limited expense reimbursement agreement, without any exclusivity provisions.

     On May 12, 1997, Alamco and CNR entered into a limited agreement relating to CNR's cash merger proposal, which agreement would terminate on May 23, 1997. Alamco agreed to enter into good faith negotiations with CNR with respect to the proposed cash merger transaction and cooperated fully with CNR in its due diligence investigation. CNR agreed that Alamco was not restricted from considering any proposal to purchase all of the outstanding stock of Alamco (by merger or otherwise) from a third party other than CNR, and Alamco agreed to reimburse CNR for its reasonable third party due diligence costs and expenses up to $350,000 incurred during the period May 7, 1997 through the earlier of the execution of a definitive acquisition agreement or May 23, 1997. Thereafter, representatives of CNR and Alamco entered into good faith negotiations with respect to a definitive cash merger agreement, and CNR undertook an expedited due diligence review of Alamco. During this period the other company which had proposed a stock-for-stock business combination did not improve its proposal.

     On May 20, 1997, the Board of Directors met to consider the terms of the cash merger transaction being negotiated with CNR and the status of proposals from any other companies. The status of the due diligence process and negotiations with CNR was discussed. A draft of the Merger Agreement with CNR, in substantially final form, was reviewed with the Board of Directors and the effects of the proposed transaction on stockholders and employees of Alamco were discussed. Representatives of PFS, based on their review of the terms of proposed Merger Agreement, delivered an oral opinion (which was subsequently confirmed in writing) to the Board of Directors of Alamco that the consideration to be received by Alamco stockholders under the terms of the Merger Agreement was fair from a financial point of view. After a review of the matters considered by the Board and the process undertaken since December 1996, as well as the terms of the proposed Merger Agreement and the fairness opinion of PFS, the Board of Directors unanimously approved the Merger Agreement in substantially the form presented at the meeting. Subsequently, on May 23, 1997, the Board of Directors held a meeting by telephonic conference call to discuss certain changes in the Merger Agreement proposed by CNR. After a discussion of the proposed changes, which related to indemnification arrangements for directors and officers of Alamco following the closing of the Merger, provisions relating to employee benefit plans and certain conditions to CNR's obligations to consummate the transaction, the Board of Directors authorized senior management of Alamco to execute and deliver the Merger Agreement modified in a manner consistent with the Board's views on these points. Representatives of PFS reaffirmed their oral opinion that the consideration to be received by Alamco stockholders was fair from a financial point of view. Following this meeting, mutually satisfactory changes to the Merger Agreement with respect to the matters described above, were negotiated by Alamco and CNR. On May 27, 1997, the Merger Agreement was executed.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

     The reasons for approval of the Merger Agreement by the Board of Directors of Alamco included the following: (i) the financial benefits to the stockholders of Alamco from the Merger; (ii) the opinion from PFS that the consideration to be received by the holders of Alamco Common Stock in the Merger is fair to the stockholders of Alamco from a financial point of view; (iii) Alamco's prospects for future growth as an independent entity in the Appalachian Basin; and (iv) the continued trend toward further consolidation in the oil and gas industry, which might place Alamco at a competitive disadvantage if it remained independent. The Board of Directors concluded that the Merger represented a more attractive alternative for achieving stockholder value than Alamco could achieve as an independent entity for the reasons noted under "The Merger--Background of the Merger," and that the cash consideration to be received by the Alamco stockholders was fair in light of current market and industry conditions. The Board of Directors of Alamco unanimously approved the Merger, the Merger Agreement and the transactions contemplated thereby.

     THE BOARD OF DIRECTORS OF ALAMCO BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF ALAMCO AND ITS STOCKHOLDERS, AND RECOMMENDS THAT STOCKHOLDERS OF ALAMCO VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR

     On January 16, 1997, the Board of Directors of Alamco announced that it had engaged an independent investment banker for the purpose of analyzing the options that might be available to Alamco to maximize its stockholders' value. The investment banking firm hired for that purpose was PFS. Pursuant to an engagement letter dated as of November 18, 1996, PFS provided to the Board of Directors an analysis of the value of Alamco under certain available options. PFS received a fee of $50,000 for its initial work, and was reimbursed for certain expenses. In addition, pursuant to its engagement, PFS agreed to provide financial advisory services to Alamco in the event that the Board of Directors selected an option relating to a possible sale, merger, combination, reorganization, recapitalization or joint venture of Alamco. In that connection, Alamco agreed to pay PFS a monthly retainer of $10,000 commencing January 15, 1997, and a contingent advisory fee equal to 0.75% of the aggregate consideration of the transaction, as defined, less the initial fee and the monthly retainer fees. The Merger as described in this Proxy Statement will result in a total fee payable to PFS upon the closing of the Merger in the amount of $757,500. In addition, PFS is to be reimbursed for certain expenses. During the performance of its financial advisory services, among other things, PFS advised the Board of Directors on the conduct of the bidding process described elsewhere in this Proxy Statement and advised Alamco regarding its negotiation of the terms of the Merger Agreement.

     After determining to negotiate with CNR, the Board of Directors then separately engaged PFS pursuant to an engagement letter dated as of May 12, 1997 to provide an opinion to the Board of Directors as to the fairness from a financial point of view to Alamco and the stockholders of Alamco of the consideration to be received in the Merger. Alamco agreed to pay PFS for its advice and delivery of its fairness opinion a fee of $250,000, of which $125,000 has been paid by Alamco, and the balance of which is payable upon closing of the Merger. In addition, PFS is to be reimbursed for its expenses. Under both the November 18, 1996 and the May 12, 1997 engagement letters, PFS is entitled to indemnification by Alamco for certain liabilities, including liabilities under the securities laws.

     In connection with the Merger, the Warrant which PFS received as additional compensation in connection with Alamco's 1993 public offering will be converted into the right to receive $457,500 in the aggregate.

     Alamco retained PFS to act as financial advisor in connection with the Merger. PFS was selected by Alamco based on PFS's experience, expertise and familiarity with Alamco and its businesses. PFS is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     In connection with PFS's engagement, Alamco requested that PFS evaluate the fairness, from a financial point of view, to Alamco of the consideration to be paid to its stockholders in connection with the Merger. At a meeting of the Board of Directors of Alamco held on May 20, 1997, at which the Alamco Board of Directors approved the Merger, PFS rendered to the Alamco Board of Directors an oral opinion to the effect that, as of such date and based upon and subject to certain matters, the consideration proposed to be paid to Alamco pursuant to the Merger was fair to Alamco from a financial point of view. At a Board of Directors meeting held by telephonic conference call on May 23, 1997, PFS reaffirmed its oral opinion. PFS confirmed this oral opinion by delivery of a written opinion dated May 27, 1997.

     PFS's opinion is addressed to the Alamco Board of Directors and addresses only the fairness to Alamco from a financial point of view of the consideration proposed to be paid to Alamco's stockholders pursuant to the Merger and does not constitute a recommendation to any Alamco stockholder as to how such stockholder should vote at the Special Meeting. The consideration was determined through negotiations between Alamco and CNR and was approved by the Alamco Board of Directors and CNR. PFS provided advice to Alamco during the course of such negotiations. The PFS opinion does not address the fairness of the consideration to be received in the Merger from a financial point of view or otherwise to CNR and, consequently, does not constitute a recommendation to CNR in respect of CNR's decision.

     In arriving at its opinion, PFS reviewed the Merger Agreement, which includes a description of the Merger and certain related documents, and certain publicly available business and financial information relating to Alamco and CNR. PFS also reviewed certain other information, including financial forecasts, provided to it by Alamco and met with the management of Alamco to discuss the businesses and prospects of Alamco. PFS also considered certain financial, operational and stock market data of Alamco and compared such data with similar data for other publicly held companies in businesses similar to Alamco and considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. PFS also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that PFS deemed relevant.

     In connection with its review, PFS did not assume any responsibility for independent verification of any of the foregoing information and relied upon its being complete and accurate in all material respects. With respect to financial forecasts, PFS assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of Alamco's management as to the future financial performance of Alamco. In addition, PFS has not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Alamco, nor was PFS furnished with any such evaluations or appraisals. PFS's opinion is necessarily based upon financial, economic, market and other conditions as they existed or could be evaluated on the date of its opinion.

     In preparing its opinion for the Alamco Board of Directors, PFS performed a variety of financial and comparative analyses and considered a variety of factors, including those described below performed by PFS in connection with its presentation to the Alamco Board of Directors on May 20, 1997. The summary of PFS's analyses set forth below does not purport to be a complete description of the analyses underlying PFS's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, as described below, PFS made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, PFS believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. All analyses and factors considered by PFS that were material and were presented to the Alamco Board of Directors are set forth herein.

     In its analyses, PFS made numerous assumptions with respect to Alamco, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Alamco. No company, transaction or business used in such analyses as a comparison is identical to Alamco or the Merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, it involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the valuations resulting from any particular analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of business or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such estimates are inherently subject to substantial uncertainty. PFS's opinion (together with the related financial analyses) was only one of the factors considered by the Alamco Board of Directors in its evaluation of the Merger.

     The following is a summary of the financial analyses used by PFS in connection with its presentation to Alamco's Board of Directors on May 20, 1997 and its written opinion delivered on May 27, 1997. A copy of the opinion of PFS dated July 16, 1997 is attached hereto as Annex B and is incorporated by reference herein in its entirety.

     Comparable Companies Trading Analysis--PFS examined 16 companies PFS and Alamco believed to be comparable to Alamco on various financial and operational parameters. The comparable companies included were Basin Exploration, Belden & Blake, Bellwether Exploration, Callon Petroleum, Coho Energy, Comstock Resources, HarCor Energy, Hugoton Energy, Lomak Petroleum, Petroleum Development Corporation, St. Mary Land & Exploration, Stone Energy, Swift Energy, Texas Meridian Corporation, Unit Corporation, and Wiser Oil Company (the "Comparable Companies"). With respect to the Comparable Companies, PFS analyzed, among other things, current market value multiples relative to 1996 year-end, after-tax cash flows and 1997 estimated after-tax cash flows as reported by I/B/E/S, an independent company that monitors and provides such data. Based on closing prices as of May 16, 1997, the Comparable Companies had a mean (excluding the high and low) 1996 year-end after-tax multiple of 7.21x as compared to Alamco's multiple based on the $15.75 acquisition price of 6.81x (excluding options and warrants outstanding). The Comparable Companies had a mean (excluding the high and low) 1997 estimated after-tax cash flow multiple of 6.05x as compared to Alamco's multiple based on the $15.75 acquisition price of 8.12x (excluding options and warrants outstanding).

     Historical Stock Trading Analysis--PFS reviewed the historical trading prices and volumes for Alamco Common Stock. Such analysis indicated that the price per share of Alamco Common Stock to be paid pursuant to the Merger Agreement represented a premium of 32.6% per share based on a closing price of $11.875 per share of Alamco Common Stock on January 10, 1997, three trading days prior to Alamco's announcement that the Board of Directors had retained PFS as financial advisor in considering Alamco's strategic options including the possibility of a sale of the company. This analysis also showed that the oil and gas industry had experienced an overall decline in market values since January 10, 1997. The average change in market value of the Comparable Companies declined 5.8% from January 10, 1997 through May 16, 1997 and the PFS Small Cap E&P Index had declined 12.6% during the same period.

     Comparable Reserve Acquisitions Analysis--In calculating the relative value of Alamco's oil and gas reserves, PFS examined comparable oil and gas reserve acquisition transactions that occurred from 1994 through 1996 in the Appalachian region of the United States as reported by John S. Herold, Inc., an independent petroleum research company that tracks such data. There were 10 such transactions that occurred during the aforementioned period with purchase prices ranging from $0.23 to $0.73 per Mcf equivalent, with an average (excluding the high and low) purchase price of $0.58 per Mcf equivalent reserves. At the acquisition price of $15.75 per share, after corporate adjustments and on a fully diluted basis, the Alamco stockholders are receiving the equivalent of $0.66 per Mcf equivalent. The 10 transactions reviewed included the transactions between Belden & Blake Corp. and TGX Corp.; Eastern States Oil & Gas and Southeastern Public Service; Ashland/Penn Virginia Oil & Gas and United Meridian; Belden & Blake and U.S. Energy; Belden & Blake and Quaker State; Lomak Petroleum and Parker & Parsley; Lomak Petroleum and an undisclosed seller; Dominion Energy, Inc. and Chesterfield/Gas E & D/Stonewall Gas; MCN Corp. and CONSOL Coal Group; and Enron Capital & Trade and Clinton Gas Systems. PFS applied a range of multiples from the low to the high and including the mean per Mcf equivalent to Alamco's proved reserves as provided to PFS by Alamco and as reported in Alamco's 1996 Form 10-K. Based on the reserves reported in Alamco's 1996 Form 10-K, PFS assumed proved reserves of 147.8 billion cubic feet of gas equivalent and converted Alamco's proved oil reserves into 6 billion cubic feet of gas for each 1 million barrels of oil. PFS then adjusted the equity value ranges to account for certain assets and liabilities of Alamco that were not included as part of such analysis. Based on this analysis, PFS calculated an approximate implied equity value range for Alamco of $3.80 to $17.82 per share, with an average value of $13.61 per share. PFS also noted that Alamco's R/P Ratio or reserve life index was 21.36 years (the number of years required to produce all of Alamco's reserves based on the last 12 months of production), which was in excess of certain of the Comparable Companies. Generally, reserves with a lower R/P Ratio will be valued at a higher per Mcf equivalent than reserves with a higher R/P Ratio, which gives effect to discounting associated with production of reserves and the timing of that production.

     Other Factors and Analyses--In the course of its opinion, PFS performed certain other analyses and reviewed and relied on certain other matters including (i) the trading characteristics of Alamco Common Stock; (ii) various analyses prepared by PFS for the Company's December 12, 1996 Board meeting, including a discounted cash flow analysis which resulted in an imputed $8.91 per share value (excluding options and warrants) and (iii) the auction process that resulted in the Merger Agreement following the Company's engagement of PFS to explore strategic alternatives for Alamco on January 15, 1997. With respect to the trading characteristics of Alamco Common Stock, PFS monitored the price of Alamco Common Stock and the stock price of the Comparable Companies. The $15.75 cash acquisition price from CNR represents a 35.6% premium over Alamco's average share price of $11.619 for the 30 days preceding Alamco's January 16, 1997 announcement that it had retained a financial advisor to consider strategic alternatives or 35.5% over the $11.625 average share price for the six months preceding the announcement. Further, the composite average share price for the Comparable Companies was down 5.8% from the Friday (January 10, 1997) preceding Alamco's announcement to the Friday (May 16, 1997) preceding the May 20, 1997 Alamco Board meeting at which PFS delivered its written materials and draft of its fairness opinion to Alamco's Board of Directors. With respect to the analyses performed by PFS for the December 12, 1996 Board Meeting, one of the value calculations estimated the cash flow from reserves over the remaining life plus estimated cash flow from well tending operations, less estimated general and administrative expenses and estimated federal income taxes, plus an estimated value of other assets and liabilities. The present value of all components was determined using a 10% discount factor, resulting in the $8.91 per share (excluding options and warrants) valuation. With respect to the auction process, the process led to 17 companies expressing interest and executing confidentiality agreements in form satisfactory to Alamco as described above under "The Merger--Background of the Merger." Through the negotiation process the $15.75 cash merger offer submitted by CNR resulted in the highest per share value to the stockholders of Alamco.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of Alamco's Board of Directors with respect to the Merger, the Merger Agreement and the transactions contemplated thereby, Alamco stockholders should be aware that certain members of Alamco's management and Board of Directors (as identified in the following paragraphs) have interests in the Merger, certain of which are in addition to, and may be deemed to conflict with, the interests of the stockholders of Alamco generally. The Board of Directors of Alamco was aware of these interests and considered them, among other matters, in approving the Merger, the Merger Agreement and the transactions contemplated thereby.

     The maximum amount of all benefits estimated to be payable to members of management and the Board of Directors of Alamco in connection with the Merger in respect of options to purchase shares of Alamco Common Stock held by such persons, and severance benefits payable under employment agreements between certain executive officers and Alamco (assuming that the Merger is consummated in August 1997, that the employment of each of such executive officer is terminated under specified circumstances immediately following the Merger and that no options to purchase shares of Alamco Common Stock held by such persons were exercised after the Record Date), all as more fully described below, would be approximately $5,002,400 in the aggregate. Such amount does not include amounts that would be payable by CNR as compensation to any executive officer of Alamco who may be employed by Alamco or CNR following the Merger. See "The Merger--Interests of Certain Persons in the Merger--Employment by Alamco or CNR."

     Stock Options. The Merger Agreement provides that on the Effective Date, Alamco's stock option plans will terminate, and each option to purchase Alamco Common Stock outstanding thereunder as of the Merger will be converted into the right to receive cash in exchange for the aggregate number of shares subject to such option in an amount equal to the aggregate number of shares of Alamco Common Stock subject to such option multiplied by $15.75, less the sum of any applicable withholding taxes and the aggregate exercise price for all of the shares of Alamco Common Stock subject to such option, determined without regard to any vesting schedule that might otherwise apply. Certain options under non-qualified plans and agreements held by executive officers also provide for the reimbursement of income taxes associated with such options. The following table sets forth, as to each director and executive officer of Alamco, (i) the number of shares of Alamco Common Stock subject to options held by such persons as of the Record Date, (ii) the respective weighted average per share exercise price of such options, and (iii) the amount of cash such persons would be entitled to receive in connection with the Merger in respect of such options, assuming no exercise of options subsequent to the Record Date. In addition, where the outstanding stock options provide for the reimbursement of taxes, the amount of any tax reimbursement payment has been added to the cash column.

                                                                               WEIGHTED
                                                    NUMBER OF SHARES         AVERAGE PER
    NAME OF HOLDER               POSITION          SUBJECT TO OPTIONS    SHARE EXERCISE PRICE    AMOUNT OF CASH
    --------------               --------          ------------------    --------------------    --------------
John L. Schwager          President, Chief
                          Executive Officer and
                          Director                        40,000               $  6.750            $  494,676
Richard R. Hoffman        Executive Vice
                          President, Chief
                          Operating Officer and
                          Director                       135,000                  5.769             1,801,907
Bridget D. Furbee         Vice President,
                          Administration and
                          Legal Affairs                   35,000                  7.500               339,255
R. Mark Hackett           Vice President of
                          Engineering                     24,474                  6.994               227,635
Mario L. Perri            Vice President of Land          23,500                  8.931               203,365
Carl F. Starr             Vice President of
                          Production                      24,000                  8.074               236,293
Stephen L. Barr           Director                        18,200                 11.100                84,625
Thomas M. Levine          Director                        17,000                 11.625                70,125
Robert S. Maust           Director                        19,000                 10.751                94,975
James H. Weber            Director                        17,000                 11.625                70,125
                                                                                                   ----------
  Total                                                                                            $3,672,981
                                                                                                   ==========

     Benefits Under Employment Agreements. Alamco is a party to employment agreements with the following executive officers: John L. Schwager, Richard R. Hoffman and Bridget D. Furbee. The employment agreements generally provide, among other things, that in the event of employment termination of the executive under specified circumstances after a "change in control" of Alamco, the executive will be entitled to, among other things, a lump sum severance payment and, in the case of Mr. Schwager, either three years of continued benefit plan participation or a cash payment equal to two times the projected cost of such benefits. The Merger will constitute a "change in control" of Alamco for purposes of the employment agreements, thus entitling such persons to the benefits described above in the event of employment termination of the executive under specified circumstances following the Merger. Assuming that the Merger is consummated in August 1997 and that the employment of each of Messrs. Schwager and Hoffman and Ms. Furbee is terminated under such specified circumstances immediately following the Merger, it is presently estimated that the severance and related benefits that would be payable to such persons under the employment agreements, exclusive of any other accrued obligations (including, but not limited to vacation), would be as follows:

                                                             ESTIMATED SEVERANCE
                                                                  BENEFITS
                      EXECUTIVE OFFICER                  UNDER EMPLOYMENT AGREEMENTS
                      -----------------                  ---------------------------
        John L. Schwager..............................            $  711,758
        Richard R. Hoffman............................               211,502
        Bridget D. Furbee.............................                81,000
                                                                  ----------
          Total.......................................            $1,004,260

     Mr. Schwager also will be entitled to incentive compensation under the terms of his employment agreement in the amount of approximately $120,000. The bonuses is payable in increments of $30,000 for each

$1.00 increase in the price per share of Alamco Common Stock above $11.00 per share. The actual bonus paid will depend upon the average trading prices over ten-day periods.

     Benefits Under the Severance Plan and Retention Plan. The Severance Plan provides for payments to be made to any full-time employee of Alamco who does not have a written employment contract with Alamco in the event of the employee's termination of employment within three years after a change in control occurs, unless it is a termination for cause, as defined in the Severance Plan. While the Severance Plan does not provide any benefits for Messrs. Schwager, Hoffman or Ms. Furbee, other officers of Alamco are eligible employees under the Plan, and will, upon a qualifying termination, each receive a severance benefit, payable within 30 days of the date of termination, equal to his or her monthly base salary times the number of full and fractional years of service to Alamco. In addition, the Manager of Exploration and Development of Alamco entered into an employment agreement in 1996 providing for a payment upon a change of control which exceeds the amount to which he would otherwise be entitled under the Severance Plan.

     The Key Employee Plan was adopted by the Board of Directors as an incentive to certain key employees to remain with Alamco until change in control is brought to a successful conclusion. Twelve persons are eligible for bonus payments as set forth in the Key Employee Plan if they remain actively employed by Alamco until the change in control date. Of the twelve, four are executive officers of Alamco.

     The amount (estimated as of August 1, 1997) to which each executive officer of Alamco is entitled under the two plans is set forth in the table below:

                       OFFICER                      SEVERANCE PLAN    KEY EMPLOYEE PLAN     TOTAL
                       -------                      --------------    -----------------    --------
    Bridget D. Furbee............................            --            $20,250         $ 20,250
    R. Mark Hackett..............................      $ 56,349             30,200           86,549
    Mario L. Perri...............................        95,966             13,150          109,126
    Carl F. Starr................................        94,984             14,250          109,234
                                                       --------            --------        --------
      Total for Officers.........................      $247,299            $77,860         $325,159
      Total for Non-Officers*....................      $ 25,000                 --         $ 25,000
         Total...................................      $272,299            $77,860         $350,159
                                                       ========            =======         ========

---------
     *Represents amount payable to Manager of Exploration and Development only.

     Employment by Alamco or CNR. As a result of the Merger, Alamco will be the surviving corporation, and employees of Alamco, to the extent retained by CNR, will remain employees of Alamco. CNR has advised Alamco that it is working to identify operational efficiencies that may be obtained through the consolidation of certain operations and activities of Alamco with those of CNR and that it anticipates that some positions at Alamco may be eliminated following the Effective Date, although it intends to retain Alamco's field operations personnel. CNR has also advised Alamco that it is seeking to identify positions within its organization that may be offered to persons whose positions at Alamco may be eliminated. The Merger Agreement provides that CNR will maintain Alamco's existing benefits plans until at least December 31, 1997, and, if any Alamco employee becomes eligible to participate in any of CNR's benefit plans, all pre-existing condition limitations and medical certifications will be waived. In addition, CNR will cause Alamco, as the surviving corporation in the Merger, to provide such continuation of coverage as required under applicable law. CNR has informed Alamco that it may or may not offer employment to certain executive officers of Alamco. John L. Schwager has not sought and will not be offered employment by CNR.

     Warrant. PFS entered into a Warrant Purchase Agreement dated July 29, 1993 with Alamco in connection with the underwriting arrangements Alamco entered into with PFS at that time, pursuant to which PFS was granted the Warrant to purchase up to 50,000 shares of Alamco Common Stock at a purchase price of $6.60 per share. In connection with the Merger, the Warrant will be converted into the right to receive $457,500.

     Indemnification. The Merger Agreement provides that after the Effective Date, Alamco, as the surviving corporation, will indemnify and hold harmless each person who served as a director or officer of Alamco on or before the Effective Date to the fullest extent permitted for officers and directors under the Certificate of Incorporation and Bylaws of The Columbia Gas System, Inc. The surviving corporation will obtain and maintain for five years after the Merger, directors and officers insurance coverage with a liability limit of $15 million for the benefit of the Alamco officers and directors. All Alamco officers and directors are parties to indemnification agreements providing for full and completion indemnification, including the advancement of expenses in connection with any litigation arising from their service as officers and directors of Alamco. As a condition to the Merger, the current directors will be required to amend their indemnification agreements to limit the aggregate amount of indemnification thereunder to $15 million and to require the surviving corporation to maintain directors and officers insurance coverage with a liability limit of $15 million, with the aggregate amount of such indemnification and insurance coverage limited to $15 million.

APPRAISAL RIGHTS

     Any holder of record of shares of Alamco Common Stock who makes a written demand prior to the taking of the vote regarding the Merger at the Special Meeting, and who follows the procedures prescribed by Section 262 of the DGCL, has the right under Section 262 to an appraisal of the "fair value" of such shares by the Delaware Court of Chancery (the "Court"), and to the payment of such fair value by Alamco, as the surviving corporation in the Merger, in lieu of receiving the consideration provided under the Merger Agreement.

     Set forth below is a summary of the procedures relating to the exercise of appraisal rights as provided in Section 262 of the DGCL. SUCH SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF SECTION 262 OF THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THOSE PROVISIONS, A COPY OF WHICH IS ATTACHED HERETO AS ANNEX C. THESE PROVISIONS MUST BE STRICTLY COMPLIED WITH OR A STOCKHOLDER'S APPRAISAL RIGHTS MAY BE LOST.

     Dissenting stockholders who follow the procedures set forth in Section 262 of the DGCL may receive a cash payment from Alamco, as the surviving corporation in the Merger, equal to the fair value of their Dissenting Shares, determined exclusive of any element of value arising from the accomplishment or expectation of the Merger. Unless all the procedures set forth in Section 262 are followed by a stockholder who wishes to exercise appraisal rights, such stockholder will be bound by the terms of the Merger. Each stockholder electing to demand the appraisal of his or her shares must (i) deliver to Alamco, prior to the vote with respect to the Merger, a written demand for appraisal of the stockholder's shares, setting forth the stockholder's intent to demand an appraisal and giving the stockholder's identity and (ii) not vote such stockholder's shares in favor of the approval and adoption of the Merger Agreement. Within 10 days after the Effective Date, Alamco shall notify each stockholder who has complied with these requirements that the Merger has become effective.

     Within 120 days after the Effective Date, any dissenting stockholder who has perfected rights of appraisal as set forth in Section 262 of the DGCL and who is otherwise entitled to appraisal rights ("Dissenting Stockholder"), upon written request, shall be entitled to receive a statement from Alamco, setting forth (i) the aggregate number of shares which were not voted in favor of the Merger and with respect to which demands for appraisal have been received and
(ii) the aggregate number of holders of such shares. Alamco shall then mail such written statement to the Dissenting Stockholder as set forth in Section 262 of the DGCL.

     Within 120 days after the Effective Date, a Dissenting Stockholder may file a petition in the Delaware Court of Chancery demanding a determination of the value of all of such Dissenting Stockholder's shares of Alamco stock ("Dissenting Shares"). Upon the filing of any such petition by a Dissenting Stockholder, such Dissenting Stockholder is required to serve a copy thereof upon Alamco. At the hearing on such petition, the Court shall determine the Dissenting Stockholders that have complied with the provisions of Section 262 of the DGCL and have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings. Failure to comply with such a demand by the Court could result in the Court's dismissal of the proceedings as to such stockholder. The Delaware Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of the petition by registered or certified mail to Alamco and to the stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Alamco. Notice shall also be given by one or more publications at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by Alamco.

     After determining the Dissenting Stockholders entitled to an appraisal, the Court shall appraise the Dissenting Shares by determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Court is to take into account all relevant factors. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merger corporation." The Delaware Supreme Court has also held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." The Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal before a final determination of all stockholders entitled to an appraisal.

     The Court shall direct the payment of the fair value of the shares, together with interest thereon, if any, by Alamco to the stockholders entitled to payment. Payment shall be made to the holders of Dissenting Shares only upon the surrender to Alamco of the certificates representing such Dissenting Shares. The costs of the proceedings shall be allocated between the parties in the manner that the Court deems equitable in the circumstances. Upon application of a Dissenting Stockholder, the Court may order all or a portion of the expenses incurred in connection with the appraisal proceeding, including reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

     From and after the Effective Date, no Dissenting Stockholder shall be entitled to vote or to receive payment of dividends or other distributions on his or her Dissenting Shares (except for dividends or other distributions payable to stockholders of record as of a date prior to the Effective Date).

     Any Dissenting Stockholder may, within 60 days after the Effective Date, withdraw such demand and accept the terms of the Merger. No such demand may be withdrawn after the expiration of the 60 day period, however, unless Alamco shall consent thereto. If no petition for an appraisal of such Dissenting Shares by the Court shall have been filed within the time provided in Section 262(e) of the DGCL, or if the Dissenting Stockholder delivers a written withdrawal of his or her demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of Alamco, the right of such Dissenting Stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any Dissenting Stockholder without the approval of the Court, which may be conditioned upon such terms as the Court deems just.

     A VOTE AGAINST APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WILL NOT SATISFY THE REQUIREMENT FOR A WRITTEN DEMAND FOR APPRAISAL.

     Exercise of the right to an appraisal under the DGCL may result in a judicial determination that the "fair value" of a Dissenting Stockholder's Dissenting Shares is higher or lower than the value of the payment to be received in respect thereof pursuant to the Merger Agreement. If Alamco complies with the requirements of the DGCL, any stockholder who fails to comply with the requirements of the DGCL will be without a statutory remedy for the recovery of the value of his or her shares or for money damages to the stockholder with respect to the Merger. Any stockholder who fails to comply with the requirements of the DGCL will remain eligible to receive the consideration provided under the Merger Agreement.

     Reference is made to Annex C attached hereto for the complete text of the provisions of Section 262 of the DGCL relating to the rights of Dissenting Stockholders. Statements made in this Proxy Statement summarizing those provisions are qualified in their entirety by reference to Annex C. The provisions are technical in nature and complex. It is suggested that any stockholder who desires to exercise rights to an appraisal of shares of Alamco Common Stock consult counsel. Failure to comply strictly with the provisions of the statute may defeat a stockholder's right to an appraisal.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash in the amount of $15.75 per share of Alamco Common Stock pursuant to the Merger or the receipt of cash pursuant to the exercise and perfection of statutory appraisal rights will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction for state, local and other tax purposes. For federal income tax purposes, each holder of shares of Alamco Common Stock will recognize gain or loss equal to the difference between the amount of cash received and such holder's adjusted tax basis for such shares. The gain or loss will be a capital gain or loss if the Alamco Common Stock is held as a capital asset and any such capital gain or loss will be long-term if the holder has held the Alamco Common Stock for more than one year.

     Each stockholder of Alamco will, in general, be required to provide his or her Social Security number or other taxpayer identification number ("TIN"), or in some instances certain other information, in order to avoid the "backup withholding" requirements which might otherwise apply under the Code. A stockholder who does not furnish his or her correct TIN may be subject to backup withholding and may also be subject to a penalty imposed by the Internal Revenue Service.

     THE FOREGOING TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES FOR EACH PARTICULAR STOCKHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN. EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE EFFECT AND APPLICABILITY OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a purchase transaction. Under the purchase method of accounting, the assets and liabilities of Alamco will be recorded on the books of CNR at their respective fair market values at the Effective Date.

                              THE MERGER AGREEMENT

     The following is a summary of material provisions of the Merger Agreement, a copy of which is attached as Annex A hereto, and is incorporated by reference herein. This summary is qualified in its entirety by reference to the full text of the Merger Agreement.

THE MERGER

     The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, on the Effective Date, pursuant to a Certificate of Merger, AAC will be merged with and into Alamco. On the Effective Date, the separate existence of AAC will cease and Alamco, as the surviving entity and a wholly-owned subsidiary of CNR (sometimes hereinafter referred to as the "Surviving Corporation"), will continue unaffected and unimpaired by the Merger. The Merger will have the effects specified in the DGCL.

     The transactions contemplated by the Merger Agreement will be consummated at a closing (the "Closing Date") to be held on (i) the earlier of October 15, 1997 and the first business day after satisfaction or waiver of the last of the conditions to the Merger; or (ii) on such other date as specified by Alamco and CNR after satisfaction or waiver of all of the conditions to the Merger. In connection with the closing, Alamco, as the Surviving Corporation, will execute and cause a Certificate of Merger to be filed with the

Delaware Secretary of State. The Merger will become effective on the Effective Date at the time and on the date specified in such Certificate of Merger.

     The Certificate of Incorporation of the Surviving Corporation in effect immediately after the Effective Date will read as set forth in an exhibit to the Merger Agreement. On the Effective Date, the Board of Directors of the Surviving Corporation will consist of those persons serving as directors of AAC immediately prior to the Effective Date. The stock transfer books of Alamco will be closed and no transfer of Alamco Common Stock will be made or recognized on or after the Effective Date.

CONSIDERATION

     At the Effective Date and upon consummation of the Merger, each issued and outstanding share of Alamco Common Stock (other than shares of Alamco Common Stock held by stockholders of Alamco perfecting appraisal rights in accordance with the DGCL) and each outstanding warrant and option to purchase Alamco Common Stock will be converted into the right to receive $15.75 per share in cash. On January 15, 1997, the last full trading day prior to the public announcement by Alamco that its Board of Directors had retained a financial advisor to assist it in exploring strategic alternatives for increasing stockholder value, including the possibility of a sale or merger of part or all of Alamco, the closing sale price of Alamco Common Stock on the AMEX was $12.625 per share. On May 23, 1997, the last full trading day prior to the execution and delivery of the Merger Agreement and the public announcement thereof, the closing sale price of Alamco Common Stock on the AMEX was $14.625 per share. On July 14, 1997, the closing sale price of Alamco Common Stock on the AMEX was $15.375 per share.

     Upon execution of the Merger Agreement, CNR deposited $5 million in an escrow account at Bank One, Texas, National Association, for the benefit of Alamco. In the event the Merger is not consummated due to the failure of CNR to perform its obligations under the Merger Agreement, Alamco will be entitled to the $5 million deposit.

EXCHANGE PROCEDURES

     On and after the Effective Date, each holder of a certificate(s) ("Certificate") formerly representing outstanding shares of Alamco Common Stock may surrender the same to the Surviving Corporation or its agent for cancellation and each such holder will be entitled upon such surrender to receive in exchange therefor a check in an amount equal to the amount of cash, without interest, to which such holder is entitled under the Merger Agreement. If any check is to be made payable to a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange will be required to affix any requisite stock transfer tax stamps and provide funds for the purchase of such stamps or establish to the satisfaction of the Surviving Corporation or its agent that such taxes are not payable.

     No conversion will be made in respect of any share of Alamco Common Stock as to which an Alamco stockholder has elected to exercise appraisal rights until such time, if any, as such stockholder shall have effectively lost appraisal rights.

STOCK OPTIONS; WARRANT

     On the Effective Date, Alamco's stock option plans will terminate, and each holder of an option to acquire Alamco Common Stock outstanding thereunder will be entitled to receive cash in exchange for the aggregate number of shares subject to such option in an amount equal to the aggregate number of shares of Alamco Common Stock subject to such option multiplied by $15.75, less the sum of
(i) any applicable withholding taxes and (ii) the aggregate exercise price for all of the shares of Alamco Common Stock subject to such option, determined without regard to any vesting schedule that might otherwise apply. Certain options under non-qualified plans and agreements held by executive officers also provide for the reimbursement of income taxes associated with such options, which amounts will be paid at the Effective Date. In addition, on the Effective Date, Principal Financial will be entitled to receive cash in the aggregate amount of $457,500 in exchange for the Warrant. See "The Merger--Interests of Certain Persons in the Merger."

INDEMNIFICATION

     The Merger Agreement provides that after the Effective Date, Alamco, as the Surviving Corporation, will indemnify and hold harmless each person who served as a director and officer of Alamco on or before the Effective Date to the fullest extent permitted for officers and directors under the Certificate of Incorporation and Bylaws of The Columbia Gas System, Inc. The Surviving Corporation will obtain and maintain for five years after the Merger, directors and officers insurance coverage with a liability limit of $15 million for the benefit of the Alamco officers and directors. All Alamco officers and directors are parties to indemnification agreements providing for full and complete indemnification, including the advancement of expenses in connection with any litigation arising from their service as officers and directors of Alamco. As a condition to the Merger, the current directors will be required to amend their indemnification agreements to limit the aggregate amount of indemnification thereunder to $15 million and to require the surviving corporation to maintain directors and officers insurance coverage with a liability limit of $15 million, with the aggregate amount of such indemnification and insurance coverage limited to $15 million.

EMPLOYEE BENEFIT MATTERS

     The Merger Agreement provides that CNR will maintain Alamco's existing benefit plans until at least December 31, 1997, and if any Alamco employee becomes eligible to participate in any of CNR's benefit plans, all preexisting condition limitations and medical certifications will be waived. In addition, the Surviving Corporation will provide such continuation of coverage as required under applicable law.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various customary representations and warranties relating to, among other things: (i) the capital structure of Alamco;
(ii) the organization, standing and authority of Alamco, CNR and AAC; (iii) the ownership of Alamco's subsidiaries; (iv) the authorization, execution and delivery of the Merger Agreement and the corporate power and authority of Alamco, CNR and AAC; (v) the enforceability of the Merger Agreement; (vi) compliance by Alamco with applicable federal securities laws; (vii) the absence of undisclosed liabilities of Alamco; (viii) the absence of material adverse changes of Alamco; (ix) brokers and finders with respect to the Merger; (x) certain information provided by Alamco, CNR and AAC in connection with this Proxy Statement; (xi) with regard to Alamco, certain tax matters, benefit plans, certain contracts, legal proceedings, trade names, labor matters, compliance with certain laws; and (xii) with regard to CNR, sources of financing.

CERTAIN COVENANTS

     Alamco has agreed that until the Closing Date, it will give CNR, AAC and their representatives full and complete access upon reasonable notice to all officers, employees, offices, properties, agreements, records and affairs of Alamco. Alamco agreed to use commercially reasonable efforts to continue to conduct its business in the ordinary course. Except with the consent of CNR, Alamco has agreed that it will not, and it will cause its subsidiaries not to:
(i) adopt any material change in any accounting method or practice, except as required by generally accepted accounting principles; (ii) amend its charter or by-laws; (iii) sell, mortgage, pledge or otherwise dispose of any material assets or properties; (iv) merge or consolidate or purchase all or substantially all the assets of any other business entity, or agree to do the same; (v) issue any shares of its capital stock or securities convertible into capital stock, except in connection with Alamco's Rights Plan or upon the exercise of outstanding stock options or warrants; (vi) incur or agree to incur any debt for borrowed monies other than under Alamco's existing revolving credit facility;
(vii) declare, set aside or pay any dividend or other distribution with respect to its securities, except in accordance with past practices and without any increases; (viii) redeem or acquire any of its stock; (ix) increase compensation payable to any employee, officer or director, except normal merit pay increases in the ordinary course of business; and (x) amend any benefit plan. Alamco and its subsidiaries also agreed to use commercially reasonable efforts to: (i) preserve its business relationships; (ii) develop, maintain and operate its oil and gas properties; (iii) maintain its insurance as now in effect; and (iv) keep its oil and gas contracts (taken as a whole) in full force and effect in all material respects.

     Alamco has agreed to cease all discussions or negotiations with any other person with respect to an acquisition of all or a substantial part of Alamco. However, if Alamco is advised by counsel that its fiduciary obligations under applicable law so require, then Alamco may provide non-public information to and participate in negotiations with a person who has made a bona fide offer to acquire Alamco for an all-cash purchase price in excess of the aggregate consideration under the Merger Agreement, and accept an offer to acquire Alamco which the Board of Directors of Alamco, on the advice of its financial advisor, believes is more favorable to Alamco's stockholders. See also "Termination" below. Alamco agreed to notify CNR in writing of any event or omission which would result in any of Alamco's representations and warranties under the Merger Agreement being or becoming materially inaccurate or misleading or in any material breach by Alamco of the Merger Agreement.

CONDITIONS

     The respective obligations of Alamco, CNR and AAC to effect the Merger are subject to satisfaction or waiver of certain conditions, including among others:
(i) the Merger Agreement having been duly approved by the stockholders of Alamco; (ii) the absence of any statute, rule, regulation or court order enjoining or prohibiting the consummation of the Merger and no proceeding seeking such an order being threatened or instituted; and (iii) the redemption of all rights under Alamco's Rights Plan.

     The obligations of Alamco to effect the Merger are subject to satisfaction or waiver of certain additional conditions, including among others: (i) the representations and warranties of CNR and AAC set forth in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date except as otherwise contemplated by the Merger Agreement; (ii) CNR and AAC having in all material respects performed all agreements and complied with all covenants required by the Merger Agreement; (iii) CNR and AAC having delivered to Alamco a certificate, dated the Closing Date, certifying as to the satisfaction of certain obligations of CNR and AAC; (iv) the Board of Directors of Alamco having received an opinion from its financial advisor as of the date of this Proxy Statement to the effect that the Merger is fair from a financial point of view to the stockholders of Alamco and such opinion not having been withdrawn on or prior to the Closing Date; (v) AAC having delivered the aggregate consideration under the Merger Agreement; (vi) all payments under Alamco's benefit plans required due to the Merger having been made; and (vii) CNR having paid in full all indebtedness of Alamco to Bank One, Texas, National Association or obtaining the consent of such bank to the Merger.

     The obligations of CNR and AAC with respect to the Merger are subject to satisfaction or waiver of certain additional conditions, including among others:
(i) the representations and warranties of Alamco set forth in the Merger Agreement being true and correct in all material respects as of the day of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date except as otherwise contemplated by the Merger Agreement; (ii) Alamco having in all material respects performed all agreements and complied with all covenants required by the Merger Agreement; (iii) Alamco having delivered to CNR and AAC a certificate, dated the Closing Date, as to the satisfaction of certain obligations of Alamco set forth in the Merger Agreement;
(iv) certain consents having been received; and (v) CNR having received an opinion of Kirkpatrick & Lockhart LLP, counsel to Alamco, dated the Closing Date, as to certain matters.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Closing
Date: (i) by the mutual written consent of Alamco, CNR and AAC; (ii) by the Board of Directors of Alamco if the Board of Directors has withdrawn or adversely modified its approval of the Merger in order to approve another merger or acquisition transaction with a third party; (iii) by Alamco if stockholder approval is not obtained; or (iv) by Alamco, CNR or AAC, upon written notice to the other parties at any time after October 15, 1997. None of Alamco, CNR or AAC may terminate the Merger Agreement if the failure to consummate the Merger resulted from the failure of Alamco, CNR or AAC, as the case may be, to fulfill any of their respective obligations under the Merger Agreement.

     In the event CNR or AAC defaults in their respective obligations under the Merger Agreement, Alamco shall be entitled to receive a $5 million deposit amount which had been placed in escrow by CNR at the time the Merger Agreement was executed and delivered. In the event Alamco terminates the Merger Agreement as described in clause (ii) above, Alamco shall pay CNR a break-up fee of $8 million.

EXPENSES

     Each of Alamco and CNR will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the Merger Agreement.

AMENDMENT AND WAIVER

     The Merger Agreement may not be modified or amended except in a writing signed by Alamco, CNR and AAC, except that Alamco may supplement or amend any schedules to the Merger Agreement. After receipt of Alamco stockholder approval, no amendment may be made to the Merger Agreement which decreases the aggregate consideration payable thereunder or otherwise materially adversely affects the stockholders of Alamco, without further approval by the Alamco stockholders. Any waiver of any provision of the Merger Agreement must be in writing executed by the party granting the waiver.

               ALAMCO SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The selected historical consolidated information of Alamco set forth below has been derived from and should be read in conjunction with the audited financial statements and other financial information of Alamco incorporated by reference in this Proxy Statement. Financial information at March 31, 1997 and 1996 and for each of the three month periods then ended is unaudited. In the opinion of Alamco's management, the financial information for such periods includes all adjustments, consisting of normal, recurring adjustments, necessary to present fairly the results for such periods. Results of operations for the three months ended March 31, 1997 are not necessarily indicative of results that may be achieved for the full year ending December 31, 1997. See "Incorporation of Certain Documents by Reference."

                                                                                                  THREE MONTHS
                                                                                                     ENDED
                                                    YEAR ENDED DECEMBER 31,                        MARCH 31,
                                      ----------------------------------------------------     ------------------
                                       1996       1995       1994       1993        1992        1996       1997
                                       ----       ----       ----       ----        ----        ----       ----
INCOME STATEMENT DATA:
Revenues (a).......................   $23,065    $18,539    $13,671    $11,900    $ 11,350     $ 6,624    $ 6,322
Income from operations (b).........     4,162      1,898      1,672      1,746         837       1,801      1,127
Income before change in DD&A
  accounting principle (b).........     2,671      1,279      1,675      1,352         729       1,298        913
Change in DD&A accounting principle
  (c)..............................        --         --         --         --       1,058          --         --
                                      -------    -------    -------    -------    --------     -------    -------
  Net income (b)...................     2,671      1,279      1,675      1,352       1,787       1,298        913
                                      -------    -------    -------    -------    --------     -------    -------
  Cash dividends...................        --         --         --         --          --          --         --

BALANCE SHEET DATA:
Total assets (b)...................   $70,698    $59,900    $56,132    $43,337    $ 40,275     $63,601    $69,740
Working capital....................     3,869        610        719      1,202       2,415       4,577      3,131
Total long-term debt (d)...........    20,786     13,707     12,995      1,003       9,561      16,892     18,070
Stockholders' equity (b), (d)......    33,986     30,496     28,557     26,827      15,265      32,358     35,580

PER SHARE DATA:
Income from operations (b).........   $   .85    $   .41    $   .36    $   .51    $    .33     $   .37    $   .23
Income before change in DD&A
  accounting principle (b).........       .54        .27        .36        .39         .29         .27        .18
Change in DD&A accounting principle
  (c)..............................        --         --         --         --         .41          --         --
                                      -------    -------    -------    -------    --------     -------    -------
  Net income (b)...................   $   .54    $   .27    $   .36    $   .39    $    .70     $   .27    $   .18
                                      -------    -------    -------    -------    --------     -------    -------
FINANCIAL RATIO DATA:
Book value per share (b), (c),
  (d)..............................   $  7.15    $  6.49    $  6.14    $  5.79    $   5.95     $  6.86    $  7.45
Total debt to stockholders' equity
  (b), (d).........................         6         .4         .5         --          .6          .5         .5
Current ratio (b)..................       1.8        1.1        1.1        1.2         1.4         2.0        1.7

Notes to Selected Consolidated Financial Information:

(a) Revenues in 1995 include proceeds from the settlement of Alamco's contract rejection claims against Columbia Gas Transmission Corp. in the amount of $4,164,000. During 1994, Alamco acquired a total of 172.6 net producing wells from various third parties.

(b) Restated for the years 1992 through 1995 for the effect of the stock option plan compensation expense adjustments.

(c) During 1992, Alamco changed its method of computing unit-of-production depreciation from a well-by-well basis to a depositional group basis.

(d) In July 1993, Alamco consummated a public offering in which 2,071,404 new shares of Alamco Common Stock were issued. Alamco used the proceeds from the stock offering in 1993 to repay the then outstanding balance on its revolving bank credit facility.

                          MARKET PRICES AND DIVIDENDS

     Alamco Common Stock is listed on the AMEX under the trading symbol "AXO". The following table sets forth for the periods indicated the high and low sales price of Alamco Common Stock for each quarter in 1996 and 1995 and the first three quarters in 1997, through July 14, 1997.

        1995                                                          HIGH       LOW
        ----                                                          ----       ---
        First Quarter..............................................   $ 6  3/8   $5  5/8
        Second Quarter.............................................     8  3/4    6
        Third Quarter..............................................     8 15/16   7  1/2
        Fourth Quarter.............................................     8  3/4    7  5/8

        1996
        First Quarter..............................................   $10  1/8   $7  3/4
        Second Quarter.............................................    11  5/8    9  1/4
        Third Quarter..............................................    12  1/4   10  5/8
        Fourth Quarter.............................................    12  1/4   10  7/8

        1997
        First Quarter..............................................   $15  5/8   $11 1/4
        Second Quarter.............................................   $15  3/4   $13
        Third Quarter (through July 14)............................   $15 7/16   $15 3/8

     On January 15, 1997, the last full trading day prior to the public announcement by Alamco that its Board of Directors had retained a financial advisor to assist it in exploring strategic alternatives for increasing stockholder value, including the possibility of a sale or merger of part or all of Alamco, the closing sale price of Alamco Common Stock on the AMEX was $12.625 per share. On May 23, 1997, the last full trading day prior to the execution and delivery of the Merger Agreement and the public announcement thereof, the closing sale price of Alamco Common Stock on the AMEX was $14.625 per share. On July 14, 1997, the closing sale price of Alamco Common Stock on the AMEX was $15.375 per share. As of June 25, 1997, there were approximately 1,220 record holders of Alamco Common Stock. Since its incorporation in 1981, Alamco has not declared or paid any dividends with respect to its Common Stock. The Merger Agreement provides that Alamco will not declare, set aside, or pay, directly or indirectly, any dividend, cash or stock, or other distribution in respect to its securities (except in accordance with past practices and without any increase).

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     To the knowledge of the Company, Fleet Financial Group Inc., FMR Corporation, The Guardian Life Insurance Company of America, Ingalls & Snyder LLC and Wellington Management Company, LLP, are the only entities which owned of record or beneficially more than five percent (5%) of the outstanding Common Stock as of the Record Date. The following table indicates the beneficial ownership of each such entity based on their respective Schedule 13G filings as of the dates noted therein.

  TITLE OF                  NAME AND ADDRESS OF               AMOUNT AND NATURE OF
    CLASS                     BENEFICIAL OWNER                BENEFICIAL OWNERSHIP     PERCENT OF CLASS
  --------                  ------------------                --------------------     ----------------
Common Stock     Fleet Financial Group, Inc.                     427,083 shares(1)           9.0%
                 One Federal Street
                 Boston, MA 02211
Common Stock     FMR Corp. and certain of its affiliates         465,300 shares(2)           9.8%
                 82 Devonshire Street
                 Boston, MA 02109
Common Stock     The Guardian Life Insurance Company of          437,800 shares(3)           9.2%
                 America and certain of its affiliates
                 201 Park Avenue, South
                 New York, NY 10003
Common Stock     Ingalls & Snyder LLC                            315,200 shares(4)           6.6%
                 61 Broadway
                 New York, NY 10006
Common Stock     Wellington Management Company, LLP              297,000 shares(5)           6.2%
                 75 State Street
                 Boston, MA 02109

---------

(1) As stated in its Schedule 13G filing dated as of February 13, 1997, Fleet Financial Group, Inc. has sole dispositive power over all shares, and sole voting power over 364,183 shares.

(2) As stated in its Schedule 13G filing dated as of January 10, 1996, as amended February 14, 1997, FMR Corporation has sole dispositive power over all shares. Voting of the shares by Fidelity Low Priced Stock Fund is done in accordance with guidelines established by the Fund's Board of Trustees.

(3) As stated in its Schedule 13G filing dated as of February 14, 1997, The Guardian Life Insurance Company has sole voting and dispositive power over 325,000 shares and shares voting and dispositive power with two of its affiliates.

(4) As stated in its Schedule 13G filing dated as of January 16, 1997, Ingalls & Snyder, it has sole disposition power over all shares and has sole voting power over 10,000 shares.

(5) As stated in its Schedule 13G filing dated as of January 24, 1997, Wellington Management Company, it has shared dispositive power over all shares and shared voting power over 239,000 shares.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth as of June 25, 1997 certain information concerning ownership of shares of Alamco Common Stock by the directors of Alamco, the Chief Executive Officer and the other named executive officer of Alamco, and all directors and executive officers of Alamco as a group.

    NAME OF BENEFICIAL OWNER                          NUMBER OF SHARES      PERCENT OF CLASS
    ------------------------                          ----------------      ----------------
    Stephen L. Barr................................         16,250(1)(2)             *
    Richard R. Hoffman.............................        141,429(3)                3%
    Thomas M. Levine...............................          7,290                   *
    Robert S. Maust................................         30,414(1)(2)(4)          *
    John L. Schwager...............................        126,476(5)              2.6%
    James H. Weber.................................          7,985(2)                *
    Directors and executive officers as a group (10
      persons).....................................        392,906(6)              8.2%

---------

* Less than 1%.

(1) Shares beneficially owned by Messrs. Maust and Barr include 2,000 shares and 1,200 shares, respectively, which each such director has the right to acquire upon the exercise of stock options under the Alamco, Inc. 1982 Outside Directors' Stock Option Plan. The per share average exercise price of such options held by Messrs. Maust and Barr are $3.325 and $3.667, respectively. Such options have expiration dates ranging from November 7, 1997 to November 7, 2001.

(2) Each of Messrs. Barr, Levine, Maust and Weber beneficially own 5,000 shares which may be acquired upon the exercise of stock options under the Alamco, Inc. 1996 Stock Option Plan for Non-Employee Directors. The options are exercisable on and after July 1, 1997 at an exercise price of $11.625 per share.

(3) The number of shares of common stock, par value $.10 per share, of the Company ("Common Stock") beneficially owned by Mr. Hoffman includes 135,000 shares which he has the right to acquire upon the exercise of currently exercisable stock options and 2,929 shares that have been allocated to his account under the Alamco, Inc. Savings and Protection Plan.

(4) The shares beneficially owned by Mr. Maust include 1,200 shares held as joint tenant with his wife, 100 shares held in trust with Mr. Maust as the trustee and as to which Mr. Maust has sole voting control, and 1,000 shares held in trust for Mr. Maust's son, as to which Mr. Maust has sole voting control.

(5) The number of shares of Common Stock beneficially owned by Mr. Schwager includes 40,000 shares which he has the right to acquire upon the exercise of currently exercisable stock options, 120 shares held jointly with his wife, 41,100 shares held by his wife, which ownership Mr. Schwager disclaims, and 4,605 shares that have been allocated to his account under the Alamco, Inc. Savings and Protection Plan.

(6) Includes options to acquire 255,672 shares upon the exercise of currently exercisable stock options or options which are exercisable within 60 days of June 25, 1997.

                       CERTAIN INFORMATION REGARDING CNR

     CNR is The Columbia Gas System, Inc.'s wholly owned exploration and production subsidiary. CNR produces natural gas and oil from more than 6,400 wells in New York, Pennsylvania, Ohio, Maryland, West Virginia, Virginia and Kentucky. CNR holds more than 2 million net acres of oil and gas leases and proved gas reserves of approximately 645 billion cubic feet. It also operates more than 3,300 miles of natural gas gathering pipeline. The Columbia Gas System, Inc. is one of the United States' largest natural gas systems. Its operating companies are engaged in all phases of the gas business plus marketing, fuel management services and electric power generation. CNR's principal executive offices are located at 900 Pennsylvania Avenue, Charleston, West Virginia 25362-0070.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The financial statements and schedules of Alamco as of December 31, 1996 and for each of the years in the three-year period ended December 31, 1996 incorporated by reference in this Proxy Statement have been included herein in reliance upon the reports of Coopers & Lybrand L.L.P., independent certified public accountants and upon the authority of such firm as experts in accounting and auditing. A representative of Coopers & Lybrand L.L.P. will be present at the Special Meeting in order to respond to questions and to make any other statement he deems appropriate.

                             STOCKHOLDER PROPOSALS

     Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), stockholders may present proper proposals for inclusion in Alamco's proxy statement and for consideration at the next annual meeting of its stockholders by submitting such proposals to Alamco in a timely manner. The 1998 annual meeting will be held only if the Merger is not consummated. In order to be so included for the 1998 annual meeting, stockholder proposals must be received by Alamco no later than December 12, 1997, and must otherwise have complied with the requirements of Rule 14a-8.

                             AVAILABLE INFORMATION

     Alamco is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy solicitation materials and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy solicitation materials and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's site address, http://www.sec.gov. Alamco Common Stock is listed on the AMEX. Such reports, proxy solicitation materials and other information can also be inspected and copied at the AMEX at 86 Trinity Place, New York, New York 10006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Alamco with the Commission (File No. 1-8490) pursuant to the Exchange Act are incorporated herein by reference:

     1. Alamco's Annual Report on Form 10-K for the year ended December 31, 1996 (as amended);

     2. Alamco's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

     3. Alamco's Current Report on Form 8-K dated May 27, 1997.

     A copy of Alamco's Annual Report on Form 10-K for the year ended December 31, 1996 (as amended) and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 accompany this Proxy Statement. The Company will provide without charge to each person to whom a copy of this Proxy Statement is delivered, upon the written or oral request of such person, a copy of any or all of the documents that are incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Alamco, Inc., 200 West Main Street, Clarksburg, West Virginia 26301, Attention: Secretary, telephone number (304) 623-6671.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     among

                        Columbia Natural Resources, Inc.

                        Appalachian Acquisition Company

                                      and

                                  Alamco, Inc.

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
ARTICLE  1  DEFINITIONS.............................................................     1
ARTICLE  2  THE MERGER..............................................................     1
   2.1      Effective Time of the Merger............................................     1
   2.2      Closing.................................................................     1
   2.3      Effects of the Merger...................................................     1
ARTICLE  3  CONVERSION OF SHARES; PAYMENT OF MERGER CONSIDERATION...................     2
   3.1      Conversion of Shares....................................................     2
   3.2      Payment.................................................................     2
ARTICLE  4  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................     3
   4.1      Organization and Good Standing..........................................     3
   4.2      Capitalization of the Company...........................................     3
   4.3      Subsidiaries............................................................     3
   4.4      Authority; No Conflicts.................................................     4
   4.5      SEC Filings.............................................................     4
   4.6      Consents................................................................     5
   4.7      No Brokers..............................................................     5
   4.8      Proxy Statement.........................................................     5
   4.9      Absence of Changes......................................................     5
   4.10     Absence of Undisclosed Liabilities......................................     6
   4.11     Tax Returns.............................................................     6
   4.12     Trade Names and Rights..................................................     6
   4.13     Material Contracts......................................................     6
   4.14     Contracts and Permits...................................................     6
   4.15     Labor Matters...........................................................     7
   4.16     Benefit Plans...........................................................     7
   4.17     Litigation..............................................................     8
   4.18     Absence of Sensitive Payments...........................................     8
   4.19     Compliance with Laws....................................................     8
   4.20     Disclaimers.............................................................     8
ARTICLE  5  REPRESENTATIONS AND WARRANTIES OF BUYER AND SUB.........................     9
   5.1      Organization and Good Standing..........................................     9
   5.2      Execution and Effect of Agreement.......................................     9
   5.3      No Conflicts............................................................     9
   5.4      Consents................................................................     9
   5.5      Availability of Funds...................................................    10
   5.6      No Brokers..............................................................    10
   5.7      Proxy Statement and Other Information...................................    10
ARTICLE  6  ADDITIONAL PROVISIONS REGARDING REPRESENTATIONS AND WARRANTIES..........    10
   6.1      Limitation; No Survival.................................................    10
   6.2      Right to Update Schedules...............................................    10
   6.3      Schedules and Exhibits..................................................    10
ARTICLE  7  ADDITIONAL COVENANTS AND UNDERTAKINGS...................................    10
   7.1      Stockholder Approval....................................................    10
   7.2      Further Assurances and Assistance.......................................    11
   7.3      Access to Information...................................................    11
   7.4      Conduct of Business Prior to Closing....................................    12
   7.5      H-S-R Act...............................................................    13

                                                                                       PAGE
                                                                                       ----
   7.6      Books and Records.......................................................    13
   7.7      Inquiries and Negotiations..............................................    13
   7.8      Indemnification; Director's and Officer's Insurance.....................    13
   7.9      Notice of Default.......................................................    14
   7.10     Benefit Matters After Closing...........................................    14
ARTICLE  8  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARTIES TO CLOSE.............    15
   8.1      Conditions Precedent to the Obligation of Buyer and Sub.................    15
   8.2      Conditions Precedent to the Obligation of the Company...................    15
ARTICLE  9  EXPENSES................................................................    16
ARTICLE 10  TERMINATION.............................................................    16
  10.1      Termination.............................................................    16
  10.2      Deposit Escrow..........................................................    17
  10.3      Break-Up Fee............................................................    17
ARTICLE 11  NOTICES.................................................................    17
ARTICLE 12  MISCELLANEOUS...........................................................    18
  12.1      Headings................................................................    18
  12.2      Schedules and Exhibits..................................................    18
  12.3      Execution in Counterparts...............................................    18
  12.4      Entire Agreement........................................................    18
  12.5      Governing Law...........................................................    18
  12.6      Modification............................................................    18
  12.7      Successors and Assigns..................................................    18
  12.8      Waiver..................................................................    18
  12.9      Severability............................................................    18
  12.10     Announcements...........................................................    19

ANNEX I DEFINITIONS

EXHIBITS

A -- Certificate of Incorporation

B -- Escrow Agreement

SCHEDULES

 4.3 -- Subsidiaries

 4.4 -- Conflicts

 4.6 -- Company Consents

 4.9 -- Absence of Changes

4.12 -- Trade Names

4.13 -- Material Contracts

4.14 -- Contracts and Permits

4.15 -- Labor Matters

4.16 -- Benefit Plans

4.17 -- Litigation

 5.4 -- Buyer and Sub Consents

 7.4 -- Transactions Prior to Closing

 8.1 -- Indemnified Individuals

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of this 27th day of May, 1997, is entered into by and among Columbia Natural Resources, Inc., a Texas corporation ("Buyer"), Appalachian Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of Buyer ("Sub"), and Alamco, Inc., a Delaware corporation (the "Company"). The Company and Sub are the only parties to the merger hereby contemplated and are sometimes referred to herein as the "Constituent Corporations," and the Company is sometimes referred to herein as the "Continuing Corporation."

                                  WITNESSETH:

     WHEREAS, the Company is an independent gas and oil producer engaged in the acquisition, exploitation, exploration, development and production of natural gas and oil primarily in West Virginia, Tennessee and Kentucky.

     WHEREAS, the respective Boards of Directors of the Constituent Corporations have approved this Agreement and deem it advisable and in the best interests of their respective corporations and stockholders that Sub merge with and into the Company on the terms and conditions herein set forth, whereby the Company will become a wholly-owned subsidiary of Buyer (the "Merger").

     NOW, THEREFORE, for the purpose of consummating the above transaction and in consideration of the promises and mutual covenants herein contained, the parties hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     As used in this Agreement, capitalized terms shall have the meanings specified in the text hereof or on Annex I hereto (which is incorporated herein by reference), which meanings shall be applicable to both the singular and plural forms of the terms defined.

                                   ARTICLE 2

                                   THE MERGER

     2.1 Effective Time of the Merger. Subject to the provisions of this Agreement, a Certificate of Merger (the "Certificate of Merger") in such form as required by the relevant provisions of the Delaware General Corporation Law (the "GCL") shall be duly prepared, executed and acknowledged by each of the Constituent Corporations and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the GCL, on the Closing Date. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

     2.2 Closing. The closing of the Merger (the "Closing") will take place at the offices of Kirkpatrick & Lockhart LLP, 1500 Oliver Building, Pittsburgh, Pennsylvania 15222-2312 at 10:00 a.m., prevailing time, on (i) the earlier of
(A) October 15, 1997 and (B) the first Business Day after the last of the conditions set forth in Article 8 is fulfilled or waived, or (ii) on such other date as is specified by Buyer and the Company after all of the conditions to the Merger set forth in Article 8 have been satisfied or waived, subject to the rights of termination and abandonment hereinafter set forth (the "Closing Date").

     2.3 Effects of the Merger.

     (a) At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into the Company, (ii) the Certificate of Incorporation of the Company, as the Continuing Corporation, shall be amended to read in its entirety as set forth in Exhibit A, (iii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Continuing Corporation, and (iv) the officers and directors of Sub at the Effective Time shall be the officers and directors of the Continuing Corporation and hold office as provided in the Bylaws of the Continuing Corporation.

     (b) At and after the Effective Time, the Continuing Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Continuing Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Continuing Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thereafter attach to the Continuing Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

                                   ARTICLE 3

                         CONVERSION OF SHARES; PAYMENT
                            OF MERGER CONSIDERATION

     3.1 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Sub or the Company:

     (a) All issued and outstanding shares of Stock of the Company shall be canceled and extinguished and each share shall be converted into the right to receive $15.75 in cash (the "Merger Consideration"). Until surrendered, the certificates representing shares of the Company's Stock shall represent for all purposes only the right to receive the Merger Consideration. At and after the Effective Time, the holders of such certificates shall cease to have any rights as stockholders of the Company, except such rights, if any, as they may have pursuant to the GCL.

     (b) Each issued and outstanding share of the capital stock of Sub shall be converted into and become one validly issued, fully paid and non-assessable share of Common Stock, par value $.01 per share, of the Continuing Corporation. Until surrender, each certificate representing shares of Sub Common Stock shall, following the Merger, represent for all purposes a like number of shares of Common Stock of the Continuing Corporation as the number of shares of Common Stock of Sub formerly represented by such certificate.

     (c) The parties acknowledge that options to purchase shares of Stock (the "Options") shall not be converted into and become rights to purchase shares of Common Stock of the Continuing Corporation. Accordingly, the Company shall take all necessary action to provide that all options under the Benefit Plans listed on Schedule 4.16 shall become exercisable in full prior to the Effective Date of the Merger, in accordance with the terms of the relevant Benefit Plans. For purposes of this Agreement, all shares of Stock receivable upon exercise of the Options and the Warrant shall be deemed outstanding at the Effective Time of the Merger, to the extent the Options and the Warrant have not, in fact, been exercised, and holders of such Options and the Warrant shall be entitled to receive the Merger Consideration payable for the aggregate number of shares of Stock subject to such Options or the Warrant less the sum of (i) any applicable withholding and (ii) the aggregate amount of the exercise price for the aggregate number of shares of Stock subject to such Option or the Warrant.

     3.2 Payment.

     (a) Simultaneously with the execution and delivery of this Agreement, $5,000,000 (the "Deposit Escrow") shall be delivered to Bank One, Texas, National Association to be held in escrow pursuant to the Escrow Agreement in the form of Exhibit B hereto (the "Escrow Agreement"). At the Closing, Buyer and the Company shall cause the Deposit Escrow to be released to the Disbursing Agent.

     (b) Five Business Days prior to the Effective Date, the Company shall designate a bank account to receive the Aggregate Merger Consideration. Sub shall, immediately prior and as a condition to the Merger, pay the Aggregate Merger Consideration less the amount of the Deposit Escrow by wire transfer to the account designated by the Company and such Aggregate Merger Consideration shall thereafter be disbursed to the stockholders of the Company by the Disbursing Agent.

     (c) As soon as practicable after the Effective Time, the Disbursing Agent shall mail or otherwise cause to be delivered to each record holder of certificates representing shares of the Company's Stock who has not already delivered a transmittal form and related stock certificates to the Disbursing Agent, a notice and transmittal form for use in effecting the surrender of such holder's stock certificates for payment therefor. Upon surrender to the Disbursing Agent of stock certificates together with such letter of transmittal duly executed, the holder of such certificate(s) shall be entitled to receive in exchange therefor cash in an amount equal to the product of the number of shares of Stock previously represented by such certificate and the Merger Consideration, and such certificate shall forthwith be canceled. Any cash deposited with the Disbursing Agent for payment to former stockholders of the Company pursuant to this Agreement which remains unclaimed after the expiration of six months after the Effective Date shall be delivered to the Continuing Corporation by the Disbursing Agent (together with any interest earned thereon) and thereafter the Disbursing Agent shall not be liable to any person claiming the same and former stockholders of the Company shall be entitled to look only to the Company (subject to abandoned property, escheat and other similar laws) for payment of the Merger Consideration upon due surrender of their stock certificates.

     (d) All payments made in respect of shares of Stock of the Company which are made in accordance with the terms of this Article shall be deemed to have been made in full satisfaction of all rights pertaining to such shares of Stock.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Buyer and Sub as follows:

     4.1 Organization and Good Standing. The Company and each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and has full power and authority to carry on its business as it is now being conducted. The Company and each Subsidiary is qualified as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

     4.2 Capitalization of the Company. The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, par value $.10 per share (the "Stock"), of which 4,774,031 shares are issued and outstanding and 1,000,000 shares of Preferred Stock, par value $1.00 per share, of which no shares are issued and outstanding as of May 1, 1997. All the outstanding shares of Stock have been validly issued and are fully paid and nonassessable. Except as described in the Company's SEC Reports, (i) no shares of capital stock of the Company are held in treasury, (ii) there are no other issued or outstanding equity securities of the Company and (iii) there are no other issued or outstanding securities of any of the Company convertible at any time into equity securities of the Company. Except for outstanding stock options granted pursuant to the Company's stock option plans, rights pursuant to the Company's Rights Plan and the Warrant, the Company is not subject to any commitment or obligation that would require the issuance or sale of additional shares of capital stock of the Company at any time under options, subscriptions, warrants, rights or any other obligations that require the Company to purchase or redeem any common stock or other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of or other ownership right in the Company.

     4.3 Subsidiaries. The Company has no Subsidiaries except Hawg Hauling & Disposal, Inc., a West Virginia corporation, Alamco-Delaware, Inc., a Delaware corporation and Phoenix-Alamco Ventures, a West Virginia limited liability company. All of the outstanding shares of capital stock of each of the wholly-owned

Subsidiaries (Hawg Hauling & Disposal, Inc. and Alamco-Delaware, Inc.) are duly authorized, validly issued, fully paid and nonassessable and are owned of record by the Company and fifty percent of the membership interests in Phoenix-Alamco Ventures are owned by the Company. There are no existing options, warrants, calls, commitments or agreements obligating any Subsidiary to issue shares of capital stock of any Subsidiary to any person or that require any of the Subsidiaries to purchase or redeem any common stock or other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock or other ownership interest in any Subsidiary. Except as set forth on Schedule 4.3, neither the Company nor its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity.

     4.4 Authority; No Conflicts.

     (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of this Agreement and the Merger by the Company's stockholders. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer and Sub, constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally and (ii) the availability of injunctive relief and other equitable remedies.

     (b) Except as described on Schedule 4.4, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of the Company, or (ii) result in any violation or breach of, or constitute a default under the terms, conditions or provisions of any agreement, indenture, mortgage or instrument to which the Company or any Subsidiary is a party or to which their property is subject, or
(iii) subject to obtaining the approval of the Company's stockholders of the Merger and compliance with the requirements of Section 4.6 below, conflict with or result in any violation of any judgment, order, decree, statute or law applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except, in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect.

     (c) Except as contemplated by this Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     4.5 SEC Filings. The Company has filed all forms, reports and documents required to be filed by the Company with the SEC and has previously furnished to Buyer a true and complete copy of each of (i) its Annual Report on Form 10-K for each of the years ended December 31, 1996, 1995 and 1994, and any amendments thereto, (ii) its Quarterly Report on Form 10-Q for the period ended March 31, 1997, and the periods ended March 31, June 30 and September 30 in each of the years 1996, 1995 and 1994, and any amendments thereto, (iii) its definitive proxy statement with respect to the annual meeting of stockholders in each of the years 1995 and 1994, and (iv) all other reports or other correspondence filed by it with the SEC pursuant to the Exchange Act, since January 1, 1994, in each case, as filed with the SEC (collectively, together with any forms, reports and documents filed by the Company with the SEC after the date hereof until the Closing, the "Company SEC Reports"). Each such report, when filed, complied in all material respects with the requirements of the Exchange Act and all applicable regulations thereunder and, as of their respective dates, none of such reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any statement contained in any Company SEC Report shall be deemed to be modified, corrected or superseded to the extent that a statement contained in any subsequent Company SEC Report modifies, corrects, or supersedes such statement.

     4.6 Consents. Except (i) for filings, consents, approvals and authorizations that the failure to obtain or make would not have a Material Adverse Effect, (ii) as set forth on Schedule 4.6 hereto or (iii) for filings pursuant to the H-S-R Act (to the extent necessary), no filing, consent, approval or authorization of any governmental authority or of any third party on the part of the Company or any Subsidiary is required in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby.

     4.7 No Brokers. Neither the Company nor anyone acting on its behalf has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the sale of the Company and the transactions contemplated by this Agreement, other than the Company's engagement of Principal Financial Securities, Inc. as financial advisor to the Company.

     4.8 Proxy Statement. None of the information included in the Proxy Statement (as amended or supplemented) will, at the time the Proxy Statement is mailed or at the time of the meeting of stockholders of the Company to which the Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made with respect to information relating to Buyer or Sub supplied by Buyer or Sub for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects, as to form and otherwise, with the requirements of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

     4.9 Absence Of Changes. Except as disclosed on Schedule 4.9, from March 31, 1997 until the date hereof, there has not been any:

     (a) transaction by the Company or any Subsidiary except in the ordinary course of business as conducted on that date;

     (b) capital expenditure by the Company or any Subsidiary exceeding $2,000,000;

     (c) material adverse change with respect to the Companies;

     (d) destruction, damage to, or loss of any asset of the Company or any Subsidiary (whether or not covered by insurance) that could have a Material Adverse Effect;

     (e) labor trouble affecting the Company or any Subsidiary that could have a Material Adverse Effect;

     (f) change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by the Company or any Subsidiary;

     (g) re-valuation by the Company or any Subsidiary of any of its Assets;

     (h) declaration, setting aside or payment of a dividend or other distribution in respect to the capital stock of the Company or any Subsidiary, or any direct or indirect redemption, purchase or other acquisition by the Company or any Subsidiary of any of its shares of capital stock;

     (i) increase in the salary or other compensation payable or to become payable by the Company or any Subsidiary to any of its officers, directors or employees, or the declaration, payment or commitment or obligation of any kind for the payment by the Company or any Subsidiary of a bonus or other additional salary or compensation to any such person except, in each case any increase or payment in the ordinary course of business or pursuant to existing contractual arrangements;

     (j) sale or transfer of any Asset of the Company or any Subsidiary, except in the ordinary course of business;

     (k) amendment or termination of any material Contract, to which the Company or any Subsidiary is a party, except in the ordinary course of business;

     (l) loan by the Company or any Subsidiary to any Person or guaranty by the Company or any Subsidiary of any loan;

     (m) mortgage, pledge or other encumbrance of any Asset of the Company or any Subsidiary other than as provided under existing bank credit arrangements (as identified on Schedule 4.4) or other contracts;

     (n) waiver or release of any material right or claim of the Company or any Subsidiary other than settlements of pending litigation in the ordinary cause;

     (o) issuance or sale by the Company or any Subsidiary of any shares of its capital stock of any class, or of any other of its securities, except upon exercise of outstanding options or warrants for the Company's stock; or

     (p) agreement by the Company or any Subsidiary to do any of the things described in the preceding clauses (a) through (o).

     4.10 Absence of Undisclosed Liabilities. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, at the date of the most recent audited financial statements of the Company included in the Company SEC Reports, neither the Company nor any of its Subsidiaries had, and since such date neither the Company nor any of such Subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a financial statement or in the notes thereto or which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

     4.11 Tax Returns. Within the times and in the manner prescribed by Law, the Company and each Subsidiary have filed all federal, state and local tax returns required by Law and have paid all taxes, assessments and penalties due and payable. The federal income tax returns of the Company and each Subsidiary have been audited by the Internal Revenue Service for the fiscal year ended December 31, 1993, and the results of that audit are accurately reflected in the financial statements filed with the Company SEC Reports. The provisions for taxes reflected in the financial statements are adequate for any and all federal, state, county and local taxes for the period ending on the date of the financial statements and for all prior periods, whether or not disputed. There are no present disputes as to taxes of any nature payable by the Company or any Subsidiary.

     4.12 Trade Names and Rights. Schedule 4.12 sets forth all trade names, trademarks, service marks and copyrights and their registrations, owned by the Company or any Subsidiary or in which it has any rights or licenses, together with a brief description of each. To the Company's knowledge, neither the Company nor any Subsidiary has infringed, and is not now infringing, on any trade name, trademarks, service mark, copyright or other right belonging to any other person, firm or corporation. Except as set forth in Schedule 4.12, neither the Company nor any Subsidiary is a party to any license, agreement or arrangement, whether as licensor, licensee, or otherwise, with respect to any trademarks, service marks and trade names or applications for them, or any copyrights. The Company and each Subsidiary own, or hold adequate licenses or other rights to use, all trademarks, service marks, trade names and copyrights necessary for their respective businesses as now conducted by them.

     4.13 Material Contracts. Except for (i) Contracts which are terminable within a year from the date hereof and (ii) Contracts providing for aggregate consideration of less than $250,000 in any fiscal year, Schedule 4.13 sets forth a complete and current list of all material Contracts of the Company and the Subsidiaries.

     4.14 Contracts and Permits. Each material Contract and material Permit is valid and binding upon each party thereto and is in full force and effect according to its terms, and there have been no amendments, modifications or supplements thereto other than such as are specifically described on Schedule
4.14. Except as set forth on Schedule 4.14, to the Company's knowledge, there is no default or claim of default under any material Contract or material Permit and no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a default by the Company or any Subsidiary, or any other party thereto, under any material Contract or material Permit, or would permit modification, acceleration or termination of any material Contract or material Permit, or result in the creation of any lien or encumbrance on any of the Assets which would have Material Adverse Effect. Except as indicated on
Schedule 4.14, none of the material Contracts or material Permits will require the consent of or notice to any Person thereto with respect to any of the transactions contemplated hereby, except to the extent that the failure to obtain such consent or provide notice will not have a Material Adverse Effect. None of the material Permits requires the payments of any further extraordinary fees except as listed on
Schedule 4.14, nor, to the Company's knowledge, do any facts or circumstances exist which would indicate that the Company or any Subsidiary will not be entitled to renew any material Permit upon its expiration or would be required to pay an extraordinary fee or charge in connection therewith. Except for the Permits listed on Schedule 4.14 and except where the failure to have such Permits would not have a Material Adverse Effect, no other Permit is required for the operation of the businesses of the Company or any Subsidiaries as presently conducted.

     4.15 Labor Matters. Except as set forth on Schedule 4.15, there are no collective bargaining agreements or other labor union agreements or understandings to which the Company or any of its Subsidiaries is a party or by which any of them is bound, nor is it nor any of its Subsidiaries the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions. Except as set forth on Schedule 4.15, to the best knowledge of the Company, since December 31, 1993, neither the Company nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

     4.16 Benefit Plans. Neither the Company nor any Subsidiary contributes to or has any current or future liability for any Benefit Plan, except for the Benefit Plans set forth on Schedule 4.16, and they do not, and have not had or contributed to, any Benefit Plans which are "Multiemployer Plans" within the meaning of Sections 3(2) and 3(37)(A) of ERISA or "defined benefit plans" within the meaning of Section 3(35) of ERISA.

     Except as set forth on Schedule 4.16:

     (a) Each Benefit Plan and related trust intending to qualify under Section 401 and 501(a), respectively, of the Code does so qualify in form and operation in all material respects; a favorable determination letter has been received from the Internal Revenue Service with respect to each such plan and trust; and there have been no amendments to the respective plan or trust since the date of such determination letter;

     (b) Each Benefit Plan and each funding medium which may be attendant thereto, including group annuity contracts, has been in all material respects operated and administered in accordance with its provisions and applicable Law;

     (c) The Company has made or will have made prior to the Closing all other contributions or payments required to be paid or accrued with respect to such Benefit Plan;

     (d) Other than routine claims for benefits under the Benefit Plans in the ordinary course of business, there are no actions, suits or claims pending or, to the knowledge of the Company threatened against any Benefit Plan or any of its assets, to the knowledge of the Company there are no actions, suits or claims pending or threatened against any fiduciary of any Benefit Plan and the Company has no knowledge of any facts which could give rise to any such actions, suits or claims which if adversely determined would be expected to have a material adverse effect on the Company or the financial position of any Benefit Plan or qualified status under the Code or ERISA of any Benefit Plan;

     (e) The Company and the Subsidiaries and their respective affiliates, directors, officers, representatives and employees have not, with respect to the Benefit Plans, engaged in any "prohibited transaction" (as such term is defined in the Code and ERISA) which has not been exempted under the statutory as opposed to administrative provisions of Section 408 of ERISA, and, to the Company's knowledge, no such Benefit Plan, related trust, trustee, administrator or other "party-in-interest" (as defined in ERISA) has engaged directly or indirectly, in any transaction to which any sanctions, taxes or penalties on or with respect to prohibited transactions may be imposed under the Code or ERISA;

     (f) The Company and the Subsidiaries and their respective directors, officers, representatives and employees, and, to the best of Seller's knowledge, any other "fiduciary" (as defined in ERISA), has not, with respect to any Benefit Plan, committed any breach of fiduciary responsibility imposed by ERISA or any other applicable Law which could subject the Company or any of the Subsidiaries, or any of their respective directors or officers to a material liability under ERISA or any Laws; and

     (g) No Benefit Plan provides any material medical, life, disability or other form of welfare benefits to employees or independent contractors of the Company or any Subsidiary beyond termination of their employment with the Company or any Subsidiary, as the case may be, by reason of retirement or otherwise, other than coverage that may be required under Code Section 4980B or
Part 6 of ERISA, or under any continuation of coverage provisions of the laws of any state or locality. The Company and its Subsidiaries have complied with all material requirements under Code Section 4980B and Part 6 of ERISA and all applicable laws of any state or locality with regard to continuation of benefits.

     4.17 Litigation. Except as disclosed on Schedule 4.17, there is no suit, action, proceeding or investigation pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries or their respective officers and directors (in their capacity as such) nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having, or which, insofar as reasonably foreseen, in the future could have, any such effect.

     4.18 Absence of Sensitive Payments. Since December 31, 1991, neither the Company nor any wholly-owned Subsidiary nor, to the knowledge of the Company, Phoenix-Alamco Ventures, or any of their respective directors, officers, agents, stockholders or employees has:

     (a) made or has agreed to make any contributions, payments or gifts of funds or property through any governmental official, employee or agent where either the payment or purpose of such contribution, payment or gift was or is illegal under applicable Law (foreign or domestic);

     (b) established or maintained any unrecorded fund or asset for any purpose, or has made any false or artificial entries on any of its books or records for any reason; or

     (c) made or had agreed to make any contribution or expenditure, or had reimbursed any political gift or contribution or any expenditure made by any other person to candidates for public office, whether federal, state or local (foreign or domestic) where such contributions were or would be in violation of applicable Law.

     4.19 Compliance with Laws. Neither the Company nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any Federal, state or local government, domestic or foreign, or any Governmental Entity, applicable to the Company or any of its Subsidiaries or their respective business, assets, or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be deemed to have a Material Adverse Effect on the Company.

     4.20 Disclaimers. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE COMPANY CONTAINED IN THIS ARTICLE 4 ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND THE COMPANY EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING, THE COMPANY SHALL NOT BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, OR RELATING TO THE TITLE, CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE OR FITNESS FOR ANY PURPOSE, WITH RESPECT TO THE COMPANY AND ITS SUBSIDIARIES OR ITS OR THEIR ASSETS. BUYER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, ANY PROPERTIES OF THE COMPANIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THE TITLE TO SUCH PROPERTIES, THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS. BUYER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE TITLE RECORDS

AND PROPERTIES OF THE COMPANIES, AND BUYER SHALL, EXCEPT AS PROVIDED OTHERWISE HEREIN, ACCEPT ALL OF THE SAME IN THEIR "AS IS, WHERE IS" CONDITION. ALSO WITHOUT LIMITATION OF THE FOREGOING, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, RELATIVE TO PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OF THE COMPANIES OR THE COMPANIES' TITLE OR RIGHTS THERETO OR THE ABILITY OR POTENTIAL OF THE PROPERTIES TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE PROPERTIES OR ANY OTHER MATTERS CONTAINED IN THE DATA OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY THE COMPANY OR BY THE COMPANY'S AGENTS OR REPRESENTATIVES OR BY ANY OTHER PARTY. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED TO BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST THE COMPANY AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

                                   ARTICLE 5

                REPRESENTATIONS AND WARRANTIES OF BUYER AND SUB

     Buyer and Sub hereby jointly and severally represent and warrant to the Company as follows:

     5.1 Organization and Good Standing. Each of Buyer and Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation. Each of Buyer and Sub has full power and authority to carry on its business as it is now being conducted.

     5.2 Execution and Effect of Agreement. Each of Buyer and Sub has full power and authority to enter into this Agreement. The consummation of the transactions contemplated hereby has been duly authorized by all necessary action on the part of Buyer and Sub. This Agreement has been duly executed and delivered by Buyer and Sub and constitutes a legal, valid and binding obligation of Buyer and Sub, enforceable against Buyer and Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or equity).

     5.3 No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any of the provisions of the charter or by-laws of Buyer and Sub, (ii) to Buyer's or Sub's Knowledge, violate any provision of applicable law, rule or regulation which violation would have a material adverse effect on the business or financial condition of Buyer or Sub or prevent or materially interfere with Buyer's or Sub's ability to perform hereunder or (iii) conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by the terms of any judgment, court order or consent decree, or any agreement, indenture, mortgage or instrument to which either Buyer or Sub is a party or to which their respective properties are subject, or constitute a default thereunder, except where such conflict, breach, right of termination, acceleration or default would not have a material adverse effect on the business or financial condition of Buyer or Sub or prevent or materially interfere with Buyer's or Sub's ability to perform hereunder.

     5.4 Consents. Except (i) as set forth on Schedule 5.4 hereto, or (ii) for filings pursuant to the H-S-R Act, to the extent necessary, no filing, consent, approval or authorization of any governmental authority or of any third party on the part of Buyer or Sub is required in connection with the execution and delivery of this Agreement by Buyer or Sub or the consummation of any of the transactions contemplated hereby.

     5.5 Availability of Funds. Buyer and Sub have available and will have available on the Closing Date sufficient funds to enable them to consummate the transactions contemplated by this Agreement, including the payment of the Aggregate Merger Consideration. At the Company's request, Buyer and Sub shall provide the Company with evidence reasonably satisfactory to the Company of the availability of such funds.

     5.6 No Brokers. Neither Buyer nor Sub nor anyone acting on their behalf has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the purchase of the Company and the transactions contemplated by this Agreement. Buyer has obtained at its sole expense an opinion from Bear Stearns & Co. in form and substance satisfactory to Buyer as to the consideration payable in connection with the Merger.

     5.7 Proxy Statement and Other Information. None of the information relating to Buyer or Sub which is supplied by Buyer for inclusion in the Proxy Statement (as amended or supplemented) will, at the time the Proxy Statement is mailed or at the time of the meeting of the stockholders of the Company to which the Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is otherwise made by Buyer or Sub with respect to the Proxy Statement.

                                   ARTICLE 6

                        ADDITIONAL PROVISIONS REGARDING
                         REPRESENTATIONS AND WARRANTIES

     6.1 Limitation: No Survival. Except as specifically set forth herein or in any Schedule, Exhibit or other document delivered pursuant hereto, no party has made any representation or warranty with respect to the transactions to be consummated hereunder. The representations and warranties herein shall not survive the Closing.

     6.2 Right to Update Schedules. The Company shall have the right, without being deemed to be in breach of its representations and warranties set forth in this Agreement, to supplement or amend the Schedules to this Agreement with respect to any matter arising after the date hereof or, as to any representation and warranty that is limited to Company's Knowledge, discovered by Company between the date hereof and the Closing Date. Copies of any amended or supplemented Schedules shall be promptly provided to the Buyer. Any such amended or supplemented disclosure shall not give Buyer or Sub the right not to proceed to Closing, unless the facts underlying such amended or supplemented disclosure have a Material Adverse Effect.

     6.3 Schedules and Exhibits. Any fact or item disclosed in any Schedule or Exhibit hereto shall be deemed to have been disclosed in all other Schedules or Exhibits requiring such disclosure and for purposes of all other representations and warranties made herein.

                                   ARTICLE 7

                     ADDITIONAL COVENANTS AND UNDERTAKINGS

     7.1 Stockholder Approval.

     (a) As soon as reasonably practicable following the date of this Agreement, the Company shall take all action necessary in accordance with the Exchange Act, the laws of the State of Delaware and its Certificate of Incorporation and Bylaws to call, give notice of and convene a meeting (the "Meeting") of its stockholders to consider and vote upon the approval and adoption of this Agreement and the Merger and for such other purposes as may be necessary or desirable. The Board of Directors of the Company shall, subject to its fiduciary duties, recommend that the Company's stockholders vote to approve and adopt this Agreement and the Merger and any other matters to be submitted to the Company's stockholders in connection therewith. The Board of Directors of the Company shall, subject to its fiduciary duties, use its reasonable best efforts to solicit and secure from stockholders of the Company such approval and adoption, which efforts include without limitation causing the Company to solicit stockholder proxies therefor and to advise Buyer upon its request from time to time as to the status of the stockholder vote then tabulated.

     (b) Promptly following the date of this Agreement, the Company shall prepare and file with the SEC under the Exchange Act and the rules and regulations promulgated by the SEC thereunder, a preliminary draft of the Proxy Statement. Buyer and Sub shall have an opportunity to preview all filings to be made with the SEC and cooperate fully with the Company in the preparation and filing of the Proxy Statement and any amendments and supplements thereto. The Proxy Statement shall not be filed, and no amendment or supplement thereto shall be made by the Company, without in each case, prior consultation with Buyer and Sub. The Company will use its best efforts to have any review of the Proxy Statement conducted by the SEC promptly. As soon as reasonably practicable following the date of this Agreement, the Company shall cause to be mailed a definitive Proxy Statement to its stockholders entitled to vote at the Meeting promptly following completion of any review by, or in the absence of such review, the termination of any applicable waiting period of, the SEC.

     7.2 Further Assurances and Assistance. Buyer, Sub and the Company agree that each will execute and deliver to the other any and all documents, in addition to those expressly provided for herein, that may be necessary or appropriate to implement the provisions of this Agreement, whether before, at or after the Closing. The parties agree to cooperate with each other to any extent reasonably required in order to accomplish fully the transactions herein contemplated.

     7.3 Access to Information.

     (a) The Company has made available to Buyer the information requested by Buyer in its letter dated April 24, 1997, as indicated in the Company's correspondence dated May 2, 1997 and May 19, 1997. Buyer acknowledges that the Company, prior to the date of this Agreement, has given Buyer, Sub and their respective employees and counsel full and complete access to all officers, employees, offices, properties, agreements, records and affairs of the Company or otherwise relating to the Business (including but not limited to all of the Company's existing title files, title opinions, division order files, marketing files, accounting and production revenue disbursement files and production, severance and ad valorem tax records), has provided Buyer with all regularly prepared financial statements of the Company and copies of such information concerning the Company and the Business as Buyer and Sub may have reasonably requested.

     (b) The Company from and after the date of this Agreement and until the Closing Date, shall give Buyer, Sub and their respective employees and counsel full and complete access upon reasonable notice during normal business hours, to all officers, employees, offices, properties, agreements, records and affairs of the Company or otherwise relating to the Business, will provide Buyer with all regularly prepared financial statements of the Company, and will provide copies of such information concerning the Company and the Business as Buyer or Sub may reasonably request; provided however, that the foregoing shall not permit Buyer, Sub or any agent thereof to (i) disrupt the Business or (ii) contact any employee of the Company without providing reasonable prior notice to the Company and allowing a representative of the Company to be present. Buyer shall return all copies so made to the Company if the Closing does not occur. BUYER RECOGNIZES AND AGREES THAT ALL MATERIALS PREPARED BY THIRD PARTIES AND MADE AVAILABLE TO IT IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY PURSUANT TO THIS SECTION ARE MADE AVAILABLE TO IT AS AN ACCOMMODATION AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS. NO WARRANTY OF ANY KIND IS MADE BY THE COMPANY AS TO ANY OF SUCH INFORMATION SUPPLIED TO BUYER OR WITH RESPECT TO THE COMPANY'S PROPERTIES TO WHICH ANY OF SUCH INFORMATION RELATES, AND BUYER EXPRESSLY AGREES THAT ANY CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.

     (c) To the extent not completed prior to the date of the Agreement, the Company shall make a good faith effort to obtain for Buyer, or Buyer's authorized representatives, upon adequate notice to the Company, physical access to the Company's properties for the purpose of inspecting same. Buyer recognizes that some of the properties are operated by parties other than the Company and that the Company's ability to obtain access to such properties, and the manner and extent of such access, is subject to the consent of such third parties. Buyer agrees to comply fully with the rules, regulations and instructions issued by the Company (and, where properties are operated by other parties, such other parties) regarding the actions of Buyer while upon, entering or leaving the properties. If Buyer exercises rights of access under this Section or otherwise, or conducts examinations or inspections under this Section or otherwise, then (a) such access, examination and inspection shall be at Buyer's sole risk, cost and expense and Buyer waives and releases all claims against the Company (and its affiliates and the directors, officers, employees, attorneys, contractors and agents of the Company and such affiliates) arising in any way therefrom or in any way connected therewith or arising in connection with the conduct of its directors, officers, employees, attorneys, contractors and agents in connection therewith and (b) Buyer shall indemnify, defend and hold harmless the Company (and its affiliates and the officers, directors, employees, attorneys, contractors and agents of the Company and such affiliates) from any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorney's fees), or liens or encumbrances for labor or materials, arising out of or in any way connected with such matters.

     7.4 Conduct of Business Prior to Closing. Except as contemplated by this Agreement, from and after the date hereof the Company shall use commercially reasonable efforts (without requiring the Company to incur material costs or expenses outside the ordinary course of the Business) to conduct such Business in the ordinary course. Except as contemplated by this Agreement or as consented to by Buyer (which consent shall not unreasonably be withheld), from and after the date hereof the Company shall act, and shall cause the Companies to act, as follows:

     (a) The Companies will not adopt any material change in any method of accounting or accounting practice, except as contemplated or required by GAAP;

     (b) The Companies will not amend their charters or by-laws;

     (c) Except (i) for the disposition of obsolete equipment in the ordinary course of business, or (ii) as set forth on Schedule 7.4 hereto, the Companies will not sell, mortgage, pledge or otherwise dispose of any material assets or properties owned or used in the operation of their Business;

     (d) Subject to the provisions of Section 7.7 hereof, the Companies will not merge or consolidate with, or agree to merge or consolidate with, or purchase or agree to purchase all or substantially all of the assets of, or otherwise acquire, any other business entity;

     (e) Except as provided pursuant to the terms of the Company's Rights Plan or in connection with the exercise of any outstanding stock options and warrants, the Companies will not authorize for issuance, issue or sell any additional shares of its capital stock or any securities or obligations convertible into shares of its capital stock or issue or grant any option, warrant or other right to purchase any shares of its capital stock;

     (f) The Companies will not incur, or agree to incur, any debt for borrowed money other than borrowings under the Company's existing revolving credit facility;

     (g) The Company will not declare, set aside, or pay, directly or indirectly, any dividend, cash or stock, or other distribution in respect to its securities (except in accordance with past practices and without any increase from the previous dividends paid by the Company);

     (h) No stock of the Company shall be redeemed or acquired by the Companies (other than as permitted by subparagraph (e) hereof);

     (i) Except with respect to increases in the salary of employees who are not officers or directors of the Company that arise pursuant to normal merit reviews in the ordinary course of business, between the date of this Agreement and prior to the Closing Date, the Company shall not make any increase in the compensation payable to any employee, officer or director of any of the Companies without the prior approval of Buyer;

     (j) The Company shall not make or cause to be made any amendment to any Benefit Plan;

     (k) The Company shall use commercially reasonable efforts to preserve the business relationships of the Companies, their directors, officers, employees or agents, suppliers, customers, and others having business relations with the Companies;

     (l) The Companies shall use commercially reasonable efforts to develop, maintain and operate the Oil and Gas Properties which are operated by them in a good and workmanlike manner and conduct themselves with respect to the Oil and Gas Properties which are not operated by them in substantially the same manner as heretofore;

     (m) The Company shall use commercially reasonable efforts to maintain the insurance now in force with respect to the Companies (or insurance that is substantially equivalent); and

     (n) The Companies shall use all commercially reasonable efforts to keep the Oil and Gas Contracts (taken as a whole) in full force and effect in all material respects, unless any such Oil and Gas Contract terminates pursuant to its own terms or in the ordinary course of business and to otherwise perform and comply with all of the material covenants and conditions contained in such Oil and Gas Contracts in all material respects (except for good faith disputes).

     7.5 H-S-R Act. Each of Buyer and Sub and the Company shall, within ten Business Days following the date hereof, file, if necessary, duly completed and executed Pre-Merger Notification and Report Forms as required under the H-S-R Act and shall otherwise use their respective best efforts (without requiring any of Buyer, Sub or the Company to incur material costs or expenses) to comply promptly with any requests made by the Federal Trade Commission or the Department of Justice pursuant to the H-S-R Act or the regulations promulgated thereunder. All filing fees and other payments in connection with the H-S-R Act shall be paid by Buyer.

     7.6 Books and Records. Following the Closing, Buyer and Sub shall permit the Company (i) to have reasonable access to the books and records of Buyer and Sub and those retained or maintained by the Company relating to the operation of the Business prior to the Closing or after the Closing to the extent related to transactions or events occurring prior to the Closing, and (ii) to have reasonable access to employees of the Company, Buyer and Sub to obtain information relating to such matters. Buyer and Sub shall maintain such books and records for a period of seven years following the Closing.

     7.7 Inquiries and Negotiations. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore in respect of the acquisition of all or any substantial part of the business and properties of the Company, whether by sale of assets or shares of capital stock of the Company, or by merger, consolidation, recapitalization, liquidation or similar transaction including the Company (each, an "Acquisition Transaction"). The Company shall not, and shall not permit its officers, employees, representatives, or agents to, directly or indirectly, (i) solicit or initiate discussions or negotiations with, or provide any non-public information to, any person other than Buyer or its affiliates concerning an Acquisition Transaction, or (ii) otherwise solicit, initiate or encourage inquiries or the submissions or any proposal contemplating an Acquisition Transaction. The Company shall promptly communicate to Buyer the terms of any inquiry or proposal which it may receive in respect of an Acquisition Transaction. The Company's notification under this Section 7.7 shall include the identity of the person making such proposal or any other such information with respect thereto as Buyer may reasonably request. Nothing contained in this Agreement shall be construed to prohibit the Company from (a), if advised in writing by counsel to be required by fiduciary obligations under applicable law, providing non-public information to, and participating in negotiations with, a Person who has made a bona fide offer to effect an Acquisition Transaction for an all cash purchase price in excess of the Aggregate Merger Consideration and (b) accepting an offer for an Acquisition Transaction which the Board of Directors of the Company, on the advice in writing of its financial advisor, believes is more favorable to the Company's stockholders than the Merger contemplated hereby; provided, however, in the event that an offer for an Acquisition Transaction is accepted by the Company pursuant to this Section, the provisions of Section 10.3 shall be applicable.

     7.8 Indemnification; Director's and Officer's Insurance. After the Effective Time, the Continuing Corporation shall indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under applicable law) to each person who is now, or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses (including without limitation counsel fees and expenses), settlement payments or liabilities arising out of, or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was an officer or director of the Company whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement, any Related Agreement or the transactions contemplated hereby or thereby, in each case to the fullest extent permitted for officers and directors under the Certificate of Incorporation and Bylaws of The Columbia Gas System, Inc. Any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under applicable law or the Certificate of Incorporation or Bylaws of The Columbia Gas System, Inc. shall be made by independent counsel mutually acceptable to the Continuing Corporation and the Indemnified Party. The parties hereto intend, to the extent not prohibited by applicable law, that the indemnification provided for in this Section 7.8 shall apply without limitation to negligent acts or omissions by an Indemnified Party. The Continuing Corporation shall maintain, for not less than five years after the Effective Time, director's and officer's liability insurance with an aggregate limit of liability of $15,000,000 covering each Indemnified Person on terms not materially less favorable than the insurance maintained in effect by the Company on the date hereof in terms of coverage (including without limitation types of claims, time period of claims, exclusions and persons covered), amounts and deductibles and including coverage with respect to claims arising or events which occurred before the Effective Time. Buyer hereby guarantees the payment and performance of the Continuing Corporation's obligations in this Section 7.8 and shall provide the indemnification provided herein only in the event such insurance coverage is not available or such coverage is denied. Each Indemnified Party is intended to be a third party beneficiary of this Section 7.8 and may specifically enforce its terms. This
Section 7.8 shall not limit or otherwise adversely affect any rights any Indemnified Party may have under any agreement with the Company or under the Company's Certificate of Incorporation or Bylaws.

     7.9 Notice of Default. The Company shall give written notice to Buyer promptly after the Company or any of its Subsidiaries obtains knowledge of the occurrence, or promptly after the receipt by the Company or any of its Subsidiaries of any notice claiming or alleging the occurrence of:

     (a) any event or omission which would result in any of the Company's representations and warranties contained in this Agreement being or becoming materially inaccurate or misleading; or

     (b) any material breach by Company of this Agreement.

     7.10 Benefit Matters After Closing.

     (a) Continuation of Benefits. Buyer shall maintain the Company's existing 401(k) Savings and Protection Plan and medical, life and disability insurance plans until at least December 31, 1997.

     (b) Waiver of Pre-existing Conditions. If any employee of the Company becomes eligible to participate in a medical, dental or health plan of the Buyer (or its affiliates) after the Closing Date, the Buyer shall cause such plan to waive any pre-existing condition limitations for conditions covered under the applicable medical, dental or health plans. If an employee becomes eligible to participate in a group term life insurance plan maintained by the Buyer or its affiliates, the Buyer shall cause such plan to waive any medical certification for such employee up to the amount of coverage provided under Buyer's plans.

     (c) Continuation Coverage. The Continuing Corporation shall perform the duties required of a successor employer with respect to continuation coverage required by Section 4980B of the Code, including, but not limited to, making such coverage available to the employees of the Company on and after the Closing Date upon their termination of employment with the Continuing Corporation to the extent required by law.

                                   ARTICLE 8

          CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARTIES TO CLOSE

     8.1 Conditions Precedent to the Obligation of Buyer and Sub. The obligation of Buyer and Sub to consummate the Closing is subject to the fulfillment or waiver, on or prior to the Closing Date, of each of the following conditions precedent:

     (a) The Company shall have complied in all material respects with its agreements and covenants contained herein to be performed at or prior to the Closing, and the representations and warranties of the Company contained herein, shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except that representations and warranties that were made as of a specified date shall continue on the Closing Date to have been true as of the specified date, and Buyer and Sub shall have received an officer's certificate in form and substance satisfactory to Buyer and its counsel of the Company, dated as of the Closing Date, certifying as to the fulfillment of the condition set forth in this
Section 8.1 (a) ("Company's Bring-Down Certificate").

     (b) No statute, rule or regulation, or order of any court or administrative agency shall be in effect which restrains or prohibits Buyer or Sub from consummating the transactions contemplated hereby and no proceeding seeking such an order shall have been instituted or threatened.

     (c) All applicable waiting periods under the H-S-R Act shall have expired or been terminated.

     (d) All consents identified on Schedule 4.6 shall have been received.

     (e) This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of the Company's Stock.

     (f) The Rights issued to the stockholders of the Company pursuant to the Rights Plan shall have been redeemed in accordance with the terms of the Rights Plan.

     (g) Buyer shall have received the written opinion of Kirkpatrick & Lockhart LLP, counsel for the Company, dated the Closing Date in form and substance reasonably satisfactory to Buyer and its counsel relating to due incorporation, authorization and noncontravention of the Agreement with Law and material Contracts (and the transactions contemplated thereby) to which the Company is a party.

     (h) Buyer shall have received an opinion from its financial advisor, in form and substance satisfactory to it, to the effect that the Merger is fair from a financial point of view to the Buyer. Buyer acknowledges that it has received such opinion dated as of the date hereof satisfying this condition.

     (i) The Indemnification Agreements between the Company and the individuals identified on Schedule 8.1 (collectively, the "Indemnification Agreements") shall have been amended by the Company and the scheduled individuals to (x) limit the aggregate amount of indemnification provided by such agreements to $15,000,000 and (y) require the Continuing Corporation to obtain and maintain the insurance required by Section 7.8 hereof to insure performance by the Continuing Corporation of its obligations under such amended Indemnification Agreements, it being understood that in no event will the aggregate amount of such indemnification or insurance coverage exceed $15,000,000 with respect to the Indemnification Agreements.

     8.2 Conditions Precedent to the Obligation of the Company. The obligation of the Company to consummate the Closing is subject to the fulfillment or waiver, on or prior to the Closing Date, of each of the following conditions precedent:

     (a) Each of Buyer and Sub shall have complied in all material respects with its agreements and covenants contained herein to be performed at or prior to the Closing, and the representations and warranties of Buyer and Sub contained herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except that representations and warranties that were made as of a specified date shall continue on the Closing Date to have been true as of the specified date, and the Company shall have received officer's certificates of Buyer and Sub, dated as of the

Closing Date, certifying as to the fulfillment of the condition set forth in this Section 8.2(a) ("Buyer's Bring-Down Certificate").

     (b) No statute, rule, or regulation or order of any court or administrative agency shall be in effect which restrains or prohibits the Company from consummating the transactions contemplated hereby and no proceeding seeking such an order shall have been instituted or threatened.

     (c) All applicable waiting periods under the H-S-R Act shall have expired or been terminated.

     (d) Sub shall have delivered to the Company the Aggregate Merger Consideration.

     (e) This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of the Company's Stock.

     (f) The Rights issued to the stockholders of the Company pursuant to the Rights Plan shall have been redeemed in accordance with the terms of the Rights Plan.

     (g) The Company's Board of Directors shall have received an opinion from its financial advisor, in form and substance satisfactory to the Board, as of the date of this Agreement and as of the mailing date of the Proxy Statement referred to as Section 7.1(b) hereof, to the effect that the Merger is fair from a financial point of view to the stockholders of the Company and such opinion shall not have been withdrawn on or prior to the Closing Date.

     (h) All payments required pursuant to the terms of the Benefits Plans by virtue of the Merger shall have been made.

     (i) Buyer shall have either paid in full all indebtedness owed by the Company to Bank One, Texas, National Association or it shall have obtained the consent of such bank to the Merger.

                                   ARTICLE 9

                                    EXPENSES

     Each party will pay its own fees, expenses, and disbursements and those of its counsel in connection with the subject matter of this Agreement (including the negotiations with respect hereto and the preparation of any documents) and all other costs and expenses incurred by it in the performance and compliance with all conditions and obligations to be performed by it pursuant to this Agreement or as contemplated hereby. The payment of costs and expenses by Buyer or the Company shall not reduce the Aggregate Merger Consideration. Buyer shall cause the Continuing Corporation to make all payments which under this Article were to be paid by the Company on or prior to the Closing Date, but which are not so paid prior to the Effective Time, including, without limitation, fees payable to the Company's financial advisor.

                                   ARTICLE 10

                                  TERMINATION

     10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to Closing: (a) by mutual written consent of Buyer, Sub and the Company; (b) by the Board of Directors of the Company if the Board of Directors shall have withdrawn or modified in a manner adverse to Buyer or Sub its approval or recommendation of the Merger in order to approve an Acquisition Transaction with any third party; (c) by the Company if stockholder approval is not obtained or (d) by any party to this Agreement, upon written notice to the other parties, at any time after October 15, 1997 except that the right to terminate this Agreement pursuant to this
Article 10 shall not be available to (A) the Company, if the failure to consummate the Closing on or before such date was caused by or resulted from Company's failure to fulfill any of its obligations under this Agreement or (B) Buyer or Sub, if the failure to consummate the Closing on or before such date was caused by or resulted from Buyer's or Sub's failure to fulfill any of their obligations under this Agreement. Upon such termination, all further obligations of the parties hereto shall become null and void and no party shall have any liability to any other party, unless the basis for such termination was the failure by such party to fulfill its covenants and agreements set forth herein. Notwithstanding anything to the contrary herein, (i) the provisions of the Confidentiality Letter dated as of March 14, 1997 between Buyer and the Company (the "Confidentiality Agreement"), shall remain in effect either until the Closing, if it occurs, or for the stated term thereof, if there is no Closing and (ii) the Escrow Agreement shall remain in effect in accordance with its terms.

     10.2 Deposit Escrow. Notwithstanding anything to the contrary contained in this Agreement, if Buyer or Sub shall default in their respective obligations to consummate this Agreement other than as a result of the failure by the Company to fulfill its obligations under Article 8 of this Agreement, then the Company shall be entitled to receive on demand the Deposit Escrow.

     10.3 Break-Up Fee. In the event that the Company terminates this Agreement pursuant to Article 10.1 (b) above, the Company shall pay to Buyer within ten
(10) days of termination of this Agreement the sum of EIGHT MILLION DOLLARS ($8,000,000) in immediately available funds as directed by Buyer. This obligation shall survive termination of this Agreement and shall be Buyer's sole remedy in the event of termination by the Company pursuant to Article 10.1 (b).

                                   ARTICLE 11

                                    NOTICES

All notices, requests, consents, payments, demands, and other communications required or contemplated under this Agreement shall be in writing and (a) personally delivered or sent via telecopy (receipt confirmed), or (b) sent by Federal Express or other reputable overnight delivery service (for next Business Day delivery), shipping prepaid, as follows:

         If to Buyer or Sub to:

         Columbia Natural Resources, Inc.
         900 Pennsylvania Avenue
         P. O. Box 6070
         Charleston, WV 25362-0070
         Attention: W.H. Harmon, President and CEO

         With a copy to:

         Mr. Neal Pierce, General Counsel
         Columbia Natural Resources, Inc.
         900 Pennsylvania Avenue
         P. O. Box 6070
         Charleston, WV 25362-0070

         If to the Company to:

         Alamco, Inc.
         200 West Main Street
         Clarksburg,WV 26301
         Attention: John L. Schwager, President

         with a copy to:

         Michael C. McLean, Esquire
         Kirkpatrick & Lockhart LLP
         1500 Oliver Building
         Pittsburgh, PA 15222

or to such other Persons or addresses as any Person may request by notice given as aforesaid. Notices shall be deemed given and received at the time of personal delivery or completed telecopying, or, if sent by Federal Express or such other overnight delivery service one Business Day after such sending.

                                   ARTICLE 12

                                 MISCELLANEOUS

     12.1 Headings. The headings contained in this Agreement (including but not limited to the titles of the Schedules and Exhibits hereto) have been inserted for the convenience of reference only, and neither such headings nor the placement of any term hereof under any particular heading shall in any way restrict or modify any of the terms or provisions hereof. Terms used in the singular shall be read in the plural, and vice versa, and terms used in the masculine gender shall be read in the feminine or neuter gender when the context so requires.

     12.2 Schedules and Exhibits. All Schedules, Annexes and Exhibits attached to this Agreement constitute an integral part of this Agreement as if fully rewritten herein.

     12.3 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

     12.4 Entire Agreement. This Agreement, the Related Agreements and the documents to be delivered hereunder and thereunder constitute the entire understanding and agreement between the parties hereto concerning the subject matter hereof. All negotiations and writings between the parties hereto are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto between the parties other than those incorporated herein or to be delivered hereunder.

     12.5 Governing Law. This Agreement is to be delivered in and should be construed in accordance with and governed by the laws of the State of Delaware without giving effect to conflict of laws principles.

     12.6 Modification. Except as provided in Section 6.2, this Agreement cannot be modified or amended except in writing signed by each of the parties hereto. After approval of the Merger by the stockholders of the Company, no amendment may be made which decreases the Aggregate Merger Consideration or otherwise materially adversely affects the stockholders of the Company without the further approval of the stockholders of the Company.

     12.7 Successors and Assigns. Neither this Agreement nor any of the rights and obligations hereunder shall be assigned, delegated, sold, transferred, sublicensed, or otherwise disposed of by operation of law or otherwise, without the prior written consent of each of the other parties hereto. In the event of such permitted assignment or other transfer, all of the rights, obligations, liabilities, and other terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against, the respective successors and assigns of the parties hereto, whether so expressed or not.

     12.8 Waiver. Any waiver of any provision hereof (or in any related document or instrument) shall not be effective unless made expressly and in a writing executed in the name of the party sought to be charged. The failure of any party to insist, in any one or more instances, on performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant, or condition, but the obligations of the parties with respect hereto shall continue in full force and effect.

     12.9 Severability. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held to be illegal, void, voidable, invalid, nonbinding or unenforceable in its entirety or partially or as to any party, for any reason, such provision may be changed, consistent with the intent of the parties hereto, to the extent reasonably necessary to make the provision, as so changed, legal, valid, binding, and enforceable. If any provision of this Agreement is held to be illegal, void, voidable, invalid, nonbinding or unenforceable in its entirety or partially or as to any party, for any reason, and if such provision cannot be changed consistent with the intent of the parties hereto to make it fully legal, valid, binding and enforceable, then such provisions shall be stricken from this Agreement, and the remaining provisions of this Agreement shall not in any way be affected or impaired, but shall remain in full force and effect.

     12.10 Announcements. From the date of this Agreement, all further public announcements relating to this Agreement or the transactions contemplated hereby will be made only as agreed upon jointly by the parties hereto, except that nothing herein shall prevent the Company, Buyer or Sub from making any disclosure in connection with the transactions contemplated by this Agreement if required by applicable law or otherwise as a result of its being a public company, provided that prior notice of such disclosure is given to the other party hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first written above.

                                            Alamco, Inc.

                                            By:   /s/ JOHN L. SCHWAGER
                                            ------------------------------------
                                            President and CEO

                                            Columbia Natural Resources, Inc.

                                            By:     /s/ W. H. HARMON
                                            ------------------------------------
                                            President and CEO

                                            Appalachian Acquisition Company

                                            By:     /s/ W. H. HARMON
                                            ------------------------------------
                                            President

                                    ANNEX I

                                  DEFINITIONS

     As used in the attached Agreement and Plan of Merger, the following terms shall have the corresponding meaning set forth below:

     a. "Acquisition Transaction" has the meaning set forth in Section 7.7 of the Agreement.

     b. "Aggregate Merger Consideration" means an amount equal to the product of the total number of shares of Stock outstanding immediately prior to the Merger and the Merger Consideration.

     c. "Assets" means properties, privileges, rights, interests and claims for interests therein, tangible and intangible, of every type and description, to and including, trademarks, trade names, labels and brands of the Company and its Subsidiaries.

     d. "Agreement" has the meaning set forth in the preamble to the attached Agreement and Plan of Merger.

     e. "Benefit Plan" means any pension, profit sharing, savings, bonus, phantom stock, severance, incentive, option, insurance, welfare or other employee benefit plans, contracts or arrangements providing for employee or director remuneration or benefits.

     f. "Business" means the natural gas and oil operations of the Company.

     g. "Business Day" means any day on which banks in New York City are open for business.

     h. "Buyer" has the meaning set forth in the preamble to the Agreement.

     i. "Buyer's Bring-Down Certificate" has the meaning set forth in Section 8.2(a) of the Agreement.

     j. "Certificate of Merger" has the meaning set forth in Section 2.1 of the Agreement.

     k. "Closing" has the meaning set forth in Section 2.2 of the Agreement.

     l. "Closing Date" has the meaning set forth in Section 2.2 of the Agreement.

     m. "Code" means the Internal Revenue Code of 1986, as amended.

     n. "Companies" means the Company and each of its Subsidiaries.

     o. "Company" has the meaning set forth in the preamble to the Agreement.

     p. "Company SEC Reports" has the meaning set forth in Section 4.5 of the Agreement.

     q. "Company's Bring-Down Certificate" has the meaning set forth in Section
8.1 (a) of this Agreement.

     r. "Company's Knowledge" means the actual knowledge, with due inquiry being required, of the officers or directors of the Companies.

     s. "Confidentiality Agreement" has the meaning set forth in Section 10(a) of the Agreement.

     t. "Contracts" means any contract or instrument, including without limitation, any mortgages, deeds of trust, notes or guarantees, leases, pledges, liens, charges or conditional sales agreements to which the Person referred to is a party or by which any of its Assets may be bound.

     u. "Disbursing Agent" means Bank One, or such other person as the Company may determine.

     v. "Effective Time" has the meaning set forth in Section 2.1 of the Agreement.

     w. "ERISA" means the Employee Retirement Income Security Act of 1994.

     x. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     y. "GAAP" means generally accepted accounting principles.

     z. "GCL" has the meaning set forth in Section 2.1 of the Agreement.

     aa. "H-S-R Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     bb. "Indemnified Liabilities" has the meaning set forth in Section 7.8 of the Agreement.

     cc. "Indemnified Parties" has the meaning set forth in Section 7.8 of the Agreement.

     dd. "Law" means applicable state and federal law and rules and regulations promulgated thereunder.

     ee. "Material Adverse Effect" shall mean a material adverse effect on the business or financial condition of the Companies taken as a whole.

     ff. "Meeting" has the meaning set forth in Section 7.1 of the Agreement.

     hh. "Merger" has the meaning set forth in the recitals to the Agreement.

     ii. "Merger Consideration" has the meaning set forth in Section 3.1 of the Agreement.

     jj. "Oil and Gas Contracts" means all of the oil and gas leases, operating agreements, unit agreements, farmout agreements, farmin agreements, joint venture agreements, partnership agreements, gas purchase and sale agreements, gas gathering agreements, gas processing agreements, gas transportation agreements, surface leases, licences, permits, rights-of-way, easements, and other contracts and agreements of every nature and kind which are presently in force and effect and which relate to the Oil and Gas Properties.

     kk. "Oil and Gas Properties" means the interests of the Company or any Subsidiary in (i) the Wells, together with the oil and gas leases and lands related to each Well, (ii) the oil and gas leases and lands identified by the Company as being owned by the Company, and (iii) the perpetual mineral interests, term mineral interests, executive rights and other interests in real property identified by the Company as being owned by the Company and its Subsidiaries.

     ll. "Options" has the meaning set forth in Section 3.1(c) of the Agreement.

     mm. "Permit" means any federal or state governmental approval, authorization, certificate, franchise, license or permit.

     nn. "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government (or agency or political subdivision thereof).

     oo. "Proxy Statement" means a proxy statement as contemplated by Rules 14 a-1 et. seq. under the Exchange Act.

     pp. "Related Agreement" means any document delivered at the Closing and any contract which is to be entered into at the Closing or otherwise pursuant to this Agreement, including, without limitation the Confidentiality Agreement.

     qq. "Reserve Report" means the Evaluation of Oil and Gas Reserves for the Interests of Alamco, Inc. in Certain Properties located in Kentucky, Tennessee and West Virginia, effective as of January 1, 1997, prepared by Wright & Company.

     rr. "Rights Plan" means the Company's Preferred Stock Purchase Rights Plan adopted on November 30, 1994.

     ss. "SEC" means the Securities and Exchange Commission.

     tt. "Stock" has the meaning set forth in Section 4.2 of the Agreement.

     uu. "Sub" has the meaning set forth in the preamble to the Agreement.

     vv. "Subsidiary" means any person which is an affiliate within the meaning of the regulations promulgated under the Securities Act of 1933, as such regulations and act are amended or in effect on the date in question.

     ww. "Tax" means any federal, state, local, domestic or foreign income tax, premium tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, employment, payroll or withholding tax, real or personal property tax, windfall profits tax, transfer tax, or other tax, together with and including, without limitation, any and all interest, fines, penalties and additions to tax resulting from, relating to, or incurred in connection with such tax or any content or dispute thereof.

     xx. "Warrant" means the warrant in respect of 50,000 shares of Common Stock of the Company exercisable by Principal/Eppler, Guerin & Turner, Inc., now known as Principal Financial Securities, Inc.

     yy. "Wells" means the oil and gas wells and the units that are identified in the Reserve Report or that are owned by the Company.

                                                                         ANNEX B

                      PRINCIPAL FINANCIAL SECURITIES, INC.
              Investment Bankers - Member New York Stock Exchange

                                 July 16, 1997

The Board of Directors
ALAMCO, INC.
200 West Main Street
Clarksburg, WV 26302

Gentlemen:

     Principal Financial Securities, Inc. ("PFS") understands that Alamco, Inc. and its wholly owned subsidiaries ("Alamco" or the "Company"), will enter into a transaction ("Transaction") pursuant to an Agreement and Plan of Merger, dated May 27, 1997 (the "Agreement"), whereby all issued and outstanding shares of common stock (including all options and warrants to purchase common stock) of the Company shall be cancelled and extinguished and each share shall be converted into the right to receive $15.75 in cash (the "Merger Consideration"). You have asked us to advise you as to the fairness of the terms of the Agreement, from a financial point of view, to the current stockholders of the Company.

     In arriving at out opinion we have:

     1. Reviewed the Agreement;

     2. Reviewed Alamco's Form 10-K for the fiscal year ended December 31, 1996 and certain other publicly available financial statements and reports regarding the Company;

     3. Reviewed certain reserve information provided by the Company relating to the producing properties of the Company prepared by Wright & Company;

     4. Reviewed the Company's pro forma financial and reserve information including capitalization ratios, earnings, cash flow, book value and production (on an equivalent Mcf basis), both in the aggregate and, where applicable, on a per share basis;

     5. Reviewed certain financial and stock market data of the Company and compared that data with similar data for other publicly-held companies that have operations similar in some respect to the operations of the Company;

     6. Reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

     7. Discussed with management of Alamco the operations of and business prospects for Alamco; and

     8. Performed other analyses as are customary in our industry.

     As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. In the ordinary course of business, Principal Financial Securities, Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company.

     In connection with our review, we have not independently verified any of the information concerning the Company and have relied on its being complete and accurate in all material respects. We have assumed that the pro forma financial and reserve information reviewed by us has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future performance reflected therein. In addition, we have not made an independent evaluation or appraisal of the assets of the Company, nor have we been furnished with any such independent evaluations or appraisals (other than certain reserve reports prepared by independent petroleum engineers for the Company).

     Our opinion is necessarily based solely upon the information set forth herein as reviewed by us and circumstances existing as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used both in preparing this opinion and in the documents reviewed by us.

     We are not opining, and were not requested by you to opine, as to the fairness of any aspect of the Transaction other than the financial terms of the Agreement to the current stockholders of the Company. We have assumed that the Agreement and all other aspects of the proposed Transaction will be, in all respects, in compliance with all laws and regulations that are applicable to Alamco, or the proposed Transaction (and we have relied as to all legal matters relating thereto on counsel to Alamco).

     Prior to commencing this engagement, we were engaged to act as, and have acted as, financial advisor to the Board of Directors in connection with this Transaction and will receive a fee for our services, a portion of which is contingent upon consummation of the Transaction. In addition, we have previously rendered investment banking and financial advisory services to Alamco for which we received compensation.

     This letter shall be for the use of the Board of Directors of the Company in considering the Transaction. The Company may not publish or refer to this letter (either in its entirety or through excerpt or summaries) or disclose the existence of our engagement hereunder or describe or characterize the advice provided by us without the prior approval of PFS, which approval shall not be unreasonably withheld. It is expressly understood that this letter may be included in certain regulatory filings, including any proxy statement to be mailed to the stockholders of the Company in connection with the Transaction, or as otherwise required by law, rule or regulation of any governmental authority or the rules of the American Stock Exchange and that such approval hereby is provided subject to PFS's prior review of disclosures relating to PFS's engagement and the letter.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, on the date hereof, the terms of the Agreement are fair, from a financial point of view, to the current stockholders of the Company.

Very truly yours,

/s/ Principal Financial Securities, Inc.

PRINCIPAL FINANCIAL SECURITIES, INC.

                                                                         ANNEX C

DELAWARE GENERAL CORPORATION LAW

     sec. 262. Appraisal Rights

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection (d) of this Section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this Chapter shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this Section. As used in this Section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251 (other than a corporation which has in its certificate of incorporation the provision required by subsection (g)(7)(i) of
Section 251 of this title), 252, 254, 257, 258, 263 or 264 of this Chapter.

          (1) provided, however, that no appraisal rights under this Section shall be available for the shares of any class or series of stock which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this Chapter.

          (2) Notwithstanding the provisions of subsection (b)(1) of this Section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this Chapter to accept for such stock anything except (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof; (ii) shares of stock of any other corporation or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a market as a market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares or fractional depository receipts described in the foregoing clauses (i) and (ii); or (iv) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares, or fractional depository receipts described in the foregoing clauses (i), (ii) and (iii) of this subsection.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this Chapter is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this Section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this Section, including those set forth in subsections (d) and (e), shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this Section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this Section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with the provisions of subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such as duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publications at the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with the provisions of this Section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this Section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this Section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any other state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this Section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this Section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this Section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation into which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY


                                  ALAMCO, INC.

          This proxy is solicited on Behalf of the Board of Directors

The undersigned hereby appoints G. Jane Merandi and Bridget D. Furbee, and each of them, with power to act without the other and with full power of substitution, as proxies and hereby authorizes them to represent and to vote all the shares of Common Stock of Alamco, Inc. ("Alamco") held of record by the undersigned on the close of business on June 25, 1997, at the Special Meeting of Stockholders to be held on August 7, 1997, and at any adjournment or adjournments thereof (a) in the manner designated on the reverse side, and (b) in their discretion, upon other business as may properly come before the meeting or any adjournments thereof.

PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

A  [ X ]  PLEASE MARK YOUR
          VOTES AS INDICATED
          IN THIS EXAMPLE


1. Approval and adoption of Agreement and Plan of Merger: To consider and vote upon the approval and adoption of the Agreement and Plan of Merger, dated as
   of May 27, 1997, among Alamco, Columbia Natural Resources, Inc., a Texas              FOR    AGAINST   ABSTAIN
   corporation ("CNR"), and Appalachian Acquisition Company, a Delaware                 [   ]    [   ]     [   ]
   corporation and wholly owned subsidiary of CNR ("AAC"), pursuant to which, upon the satisfaction or waiver of certain conditions set forth therein, (i)
   AAC will be merged (the "Merger") with and into Alamco, with Alamco surviving as a wholly owned subsidiary of CNR, and (ii) each outstanding share of common stock, par value $.10 per share, of Alamco, on a fully diluted basis
   (other than shares held by stockholders of Alamco seeking appraisal rights)
   will be converted into the right to receive $15.75 per share in cash.








                                                 Date:                 , 1997
------------------------------------------------      -----------------
            SIGNATURE

                                                 Date:                 , 1997
------------------------------------------------      -----------------
        SIGNATURE IF HELD JOINTLY

Please sign exactly as name appears on this proxy. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.